As filed with the Securities and Exchange Commission on January 10, 2002

                                                     Registration No. 333-69860



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   VALESC INC.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      5047
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   23-3048857
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

          2300 Coit Road, Suite 300B, Plano, Texas 75075 (972) 495-3900
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

          2300 Coit Road, Suite 300B, Plano, Texas 75075 (972) 495-3900
          -------------------------------------------------------------
                    (Address of principal place of business)

           Hecht & Associates, P.C., 60 East 42nd Street, Suite 5101,
                         New York, New York 10165-5101
                                 (212) 490-3232
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
                (Approximate date of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                       CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                  AMOUNT TO BE       PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO BE                  REGISTERED(1)     OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                                  UNIT (3)             PRICE
-------------------                  -------------     ------------------   ------------------     ----------------

I. Common Stock, $.0001 par
value (2) ..........................   24,220,000           $    .10            $2,422,000          $   605.50

II. Common Stock, $.0001 par
value, underlying
Commitment Warrants(4) .............      780,000           $   1.00            $  780,000          $   195.00

III. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors (5) ..............      100,000           $    .10            $   10,000          $     2.50

IV. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors (6) ..............      314,000           $    .01            $    3,140          $      .79

V. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors (7) ..............       15,000           $    .25            $    3,750          $      .94

VI. Common Stock, $.0001 par
value (8) ..........................      500,000           $    .10            $   50,000          $    12.50

VII. Common Stock, $.0001
par value (9) ......................      539,303           $    .10            $   53,930          $    13.48

                                       ----------                               ----------          ----------
           Totals                      26,468,303                               $3,322,820          $   830.71*

* Previously paid

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Represents shares to be sold from time to time by Swartz Private Equity, L.L.C. pursuant to an Investment Agreement. Under that agreement, for each share of our common stock issued to Swartz pursuant to a put right, Swartz will pay us the lesser of (1) the market price for each share, minus $.09, or (2) 91% of the market price for each share, except that Swartz must pay at least the designated minimum per share price, if any, we specify in a notice provided to Swartz prior to a put. Market price is defined as the average of the two lowest volume weighted average trading prices for our common stock, as reported by Bloomberg, Inc., during the 20 business day pricing period immediately following a put date. The maximum amount of our common stock to be purchased by Swartz under the Investment Agreement is $20,000,000. See "SELLING STOCKHOLDERS--SWARTZ-The Investment Agreement."

(3) We estimated the price of our shares in order to calculate the registration fees, as determined in accordance with Rule 457:

           -- for the common stock indicated in rows I, VI and VII above, in accordance with Rule 457(c), we used the minimum market price at which shares may be put to Swartz under the Investment Agreement;

           -- for the common stock underlying warrants in rows II, III, IV and V above, we used the exercise price of such warrants pursuant to Rule 457(g).

(4) Represents shares of common stock issuable to Swartz upon exercise of a Commitment Warrant issued pursuant to the Investment Agreement. The exercise price for the Commitment Warrants is $1.00 per share, provided that on each six month anniversary of the date of issuance of the warrants on April 24, 2001, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment. See "DESCRIPTION OF SECURITIES -- SWARTZ WARRANTS."

(5) Represents shares of our common stock issuable to certain investors upon exercise of 100,000 warrants exercisable at $.10 per share.

(6) Represents shares of our common stock issuable to certain investors upon exercise of 314,000 warrants exercisable at $.01 per share.

(7) Represents shares of our common stock issuable to certain investors upon exercise of 15,000 warrants exercisable at $.25 per share.

(8) Represents shares of our common stock we may offer to consultants and service providers on a continuous basis for a period in excess of 30 days from the date of effectiveness of this registration statement.

(9) Represents shares to be sold from time to time by stockholders who received common stock in exchange for their investment(s) in the Company.


WE HEREBY AMEND THIS REGISTRATION STATEMENT AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE AS DETERMINED BY THE COMMISSION.

                                   PROSPECTUS

                                26,468,303 SHARES
                                 OF COMMON STOCK

                                 VALESC INC.(sm)

           We are registering 24,220,000 shares of our common stock issuable to Swartz Private Equity, L.L.C. under an Investment Agreement that allows us to sell up to $20 million of our common stock to Swartz from time to time. Each time we sell shares, Swartz will pay us the lesser of (i) the market price for each share, minus $.09, and (ii) 91% of the market price for each share, where "market price" means the average of the two lowest volume weighted average trading prices of the shares during the 20 business days following the date when we notify Swartz that we are selling shares.

           Swartz may resell the shares on the over-the-counter Bulletin Board or in negotiated transactions, and we will not receive any proceeds from these sales. We are also registering 780,000 shares of common stock issuable to Swartz upon exercise of a Commitment Warrant.

           We are making the offering to Swartz on a firm commitment basis, and Swartz is an underwriter within the meaning of Section 2(11) of the Securities Act of 1933.

           In addition, shareholders can resell the shares listed below under this prospectus:

           (1) 539,303 shares of common stock we issued to investors in exchange for funds invested in the Company;

           (2) 429,000 shares of common stock issuable under warrants we gave to lenders; and

           (3) 500,000 shares of common stock we may issue to consultants in exchange for public relations services, investor relations services and other services in the future.

           We will not receive proceeds from resales of these shares by the shareholders.

         Our common stock is not traded on any national securities exchange and is not listed by Nasdaq.

           INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

           NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The information in this prospectus is not complete and may be changed.

           The shareholders may not sell these shares until the registration statement is effective. This prospectus is not an offer to sell or a solicitation for buyers in any state where such offers or sales are not permitted.

WE HAVE NOT AUTHORIZED ANYONE, INCLUDING ANY DEALERS OR SALES REPRESENTATIVES, TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT THIS OFFERING, OTHER THAN THE INFORMATION DESCRIBED IN THIS PROSPECTUS. IF ANYONE DOES SO, YOU MUST NOT RELY ON IT AS HAVING BEEN AUTHORIZED BY US.

THERE MAY BE CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS, SO THE INFORMATION IN THIS PROSPECTUS MAY NOT BE CORRECT AS OF ANY LATER DATE. THE FACT THAT A PROSPECTUS HAS BEEN DELIVERED TO YOU OR A SALE HAS BEEN MADE DOES NOT CHANGE THIS FACT.

               The date of this prospectus is January 10, 2002.

                                TABLE OF CONTENTS

                                     PART I

Prospectus Summary.............................  5
Risk Factors...................................  7
Use of Proceeds................................ 11
Determination of Offering Price................ 11
Dilution....................................... 12
Selling Stockholders........................... 12
Plan of Distribution........................... 20
Description of Securities...................... 21
Market for Common Stock
  and Related Stockholder Matters.............. 23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................... 24
Business of the Company
           Historical Background............... 27
           Business............................ 28
           Competition......................... 29
           Employees........................... 29
           Description of Property............. 29
           Legal Proceedings................... 29
Management..................................... 30
Security Ownership of Certain
  Beneficial Owners and Management............. 32
Changes in and Disagreements with
  Accountants on Accounting and
  Financial Disclosure......................... 33
Interests of Named Experts and Counsel......... 34
Disclosure of Commission Position
  on Indemnification for Securities
  Act Liabilities.............................. 34
Certain Relationships and
  Related Transactions......................... 34
Financial Statements and Index................. F-1 to F-28

                                    PART II
                          (not included in prospectus)

Indemnification of Directors
     and Officers ............................. 36
Other Expenses of Issuance
     and Distribution ......................... 36
Recent Sales of Unregistered
     Securities ............................... 37
Undertakings .................................. 37
Signatures .................................... 38
Exhibit Index ................................. 40

                               PROSPECTUS SUMMARY

     The following is only a summary of the pertinent information regarding this offering, so you should read the whole prospectus before making an investment decision.




THE OFFERING

Common Stock
Offered                               26,468,303 shares

Common Stock Outstanding
Prior to this Offering                9,708,548  shares

Common Stock Outstanding
After this Offering                   35,637,548 shares

Use of Proceeds                       To the extent we receive funds from sales
                                      under the Investment Agreement and from
                                      the exercise of warrants, we expect to use the funds for (i) construction and completion of a software platform, and
                                      (ii) working capital, marketing and other general corporate purposes, including the hiring of additional sales staff. See
                                      "USE OF PROCEEDS."

Material Risk Factors                 Because an investment in our company
                                      involves a high degree of risk, please
                                      carefully review the section entitled
                                      "RISK FACTORS".


THE COMPANY

           We are a sales organization representing manufacturers of orthopedic care and surgical products. These products include scopes, burrs, saws, cutters, replacement joints, braces and other implements used in orthopedic surgeries and post-surgical care and rehabilitation. Generally, our products are sold directly to either the surgical practice performing the procedure or the affiliated hospital or surgery center where the procedure is performed. We earn revenues either through commission agreements with the manufacturers we represent, or through the distribution of products. Our immediate goal is to expand the company in both its product range and its geographic territory. See "BUSINESS OF THE COMPANY-BUSINESS".

           Our principal offices are located at 2300 Coit Road, Suite 300B, Plano, Texas, and our telephone number is (972) 495-3900.

THE INVESTMENT AGREEMENT WITH SWARTZ

         On June 7, 2001, we entered into an Investment Agreement with Swartz Private Equity, L.L.C., subsequently amended on August 29, 2001 and September 26, 2001, that allows us to sell up to $20 million of our common stock to Swartz from time to time. Each sale of shares is called a "put" and may be made in a maximum amount of up to $2 million. For each put, Swartz will pay us the lesser of (i) the market price for each share, minus $.09, and (ii) 91% of the market price for each share, where "market price" means the average of the two lowest volume weighted average trading prices of the shares during the 20 business days following the date when we notify Swartz that we are selling shares. We can put shares to Swartz for three years beginning on the effective date of the registration statement of which this prospectus is a part. See "SELLING STOCKHOLDERS--SWARTZ-The Investment Agreement."

           As consideration for entering into the Investment Agreement, we granted Swartz Commitment Warrants to purchase 780,000 shares of our common stock. The exercise price for the Commitment Warrants is $1.00 per share, subject to adjustment. See "DESCRIPTION OF SECURITIES -- SWARTZ WARRANTS."

SUMMARY FINANCIAL INFORMATION

           This information comes from (i) the audited annual financial statements and (ii) unaudited interim financial statements, included elsewhere in this prospectus, of us and OJI Surgical, Inc., an Oregon corporation that we acquired on December 17, 2001. See Note A to the Pro Forma Combined Condensed Financial Statements for a description of the acquisition and related accounting.

                                       OJI SURGICAL, INC.                                 VALESC INC.
                              NINE MONTHS ENDED      YEAR ENDED           NINE MONTHS ENDED      PERIOD ENDED
                                SEPTEMBER 30,       DECEMBER 31,             SEPTEMBER 30,         DECEMBER 31,
                                   2001                2000                     2001                  2000
                                (unaudited)                                 (unaudited)
                               -------------     ------------------        -------------         --------------

Total Assets                     $ 40,595           $ 37,377                $ 77,726              $ 25,978
Total Liabilities                  28,922             45,522                 557,664               126,978
Total Stockholders'
    Equity (Deficit)               11,673             (8,145)               (552,665)             (101,000)

Revenue                           202,665            480,690                    --                    --
Net Income (Loss)                  19,818             (8,785)               (860,732)             (193,500)
Net Income (Loss) per Share         N/A                 N/A                 $   (.09)             $   (.02)


                                  RISK FACTORS


           You should carefully consider the specific factors set forth below before making an investment in our stock.

WE HAVE LOST MONEY SINCE INCEPTION AND MAY CONTINUE TO LOSE MONEY IN THE FUTURE

           We were incorporated on June 2, 2000, and we have lost money since inception. We lost $860,732 for the nine months ended September 30, 2001 and we expect operating losses within the foreseeable future until we can expand our sales force and product line significantly. However, we may never make money. As of September 30, 2001, we also owed $557,664, primarily in accounts payable, notes payable and unpaid salaries to our management. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." We are subject to all of the business risks associated with a new enterprise, including risks of unforeseen capital requirements, failure of market acceptance of the products we sell or distribute and failure to establish and maintain business relationships. Any of these factors could cause our business plans to fail, and you may lose all or part of your investment.

OUR AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED DECEMBER 31, 2000 CONTAIN "GOING CONCERN" LANGUAGE, MEANING THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

           Because we have lost money since inception and as of September 30, 2001 had a deficit of $589,006 in working capital, which is not enough to cover our expected cash requirements, our auditor's report as of December 31, 2000 says there is substantial doubt about our ability to continue as a going concern. A "going-concern" opinion means that our auditor has prepared our financial statements assuming we will continue as a going-concern. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Because we are not making money from operations at this time, we are attempting to raise additional funds by selling stock and borrowing from investors and/or banks.

WE ARE HIGHLY DEPENDENT ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF SUPPLIERS AND THE LOSS OF ANY OF THESE RELATIONSHIPS COULD SIGNIFICANTLY IMPACT OUR ABILITY TO SUSTAIN OR GROW OUR REVENUES

         We derive nearly all of our revenue from our relationships with several medical equipment manufacturers, including our primary suppliers, Acumed, Inc. and Smith & Nephew, whose products accounted for approximately 31% and 24%, respectively, of our total revenue for the nine months ended September 30, 2001. Our agreement with Acumed and our agreements with our other suppliers are short-term and may be canceled by either party without cause by written notice. Most of these agreements also generally limit our ability to handle competing products during and, in some cases, after the term of the agreement, but allow the manufacturer to distribute directly to customers in certain cases, provided commissions are paid to us. Further, certain of these agreements provide that pricing and other terms of these relationships may be adjusted at the discretion of the manufacturers. Any termination or adverse adjustment to any of these relationships could have a material adverse effect on a significant portion of our business, financial condition and results of operations. See "BUSINESS OF THE COMPANY-BUSINESS".

BECAUSE WE ARE A VERY SMALL COMPANY, WE MAY HAVE DIFFICULTY ATTRACTING EXPERIENCED SALESPERSONS

         Effective coordination with the surgical staff on the proper use and surgical procedures required for joint replacements is critical to our ability to successfully market these and related products. Competition for salespersons with the proper experience in surgical procedures is intense. As a small company, it is very difficult to attract such persons and, thus, we will probably be required to expend substantial time and effort to train new salespersons before those individuals can make a meaningful contribution to our revenues. Harry Kraus is currently our only salesperson. If we cannot find properly trained people for our sales staff, our revenues will not be able to grow; and if we hire our own, then expenses as a percentage of revenues will be disproportionately increased during the training period, which will adversely affect our financial results.

THE MARKETS FOR MANY OF THE PRODUCTS WE SELL ARE CHARACTERIZED BY CHANGING TECHNOLOGY

         The markets for many products we sell, particularly joint replacements and related products, are characterized by changing technology, new product introductions and product enhancements, and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, our ability to compete is in part dependent on the ability of our suppliers to continually offer enhanced and improved products, which we in turn can then resell. Also, changing technology could reduce the need for our attendance in the operating room, which, in turn, may adversely affect our gross profit margin due to the potential reduction of prices for the products we sell.

         Since innovation in the creation of new devices by new companies with insufficient capital for their own marketing staff is our source of product, should innovation decline, this would have a materially adverse impact on independent medical sales organizations. We and similar companies are dependent on new products that are considered too risky or too small in potential near term volume to be carried by major drug companies or major sales organizations.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS WE SELL

           We may be exposed to product liability claims resulting from the use of the products we distribute. Our products can be used in high risk medical situations where there is a risk of injury. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to products we sell could result in injury to, or death of, a patient. We do not maintain liability insurance that includes product liability coverage. To date, there have been no material threatened or asserted claims against us. However, product liability claims in the future could result in judgments against us or, regardless of their ultimate outcome, costly litigation and could have a material adverse effect on our business, results of operations and financial condition.

CHANGES IN THE LAWS AND REGULATIONS AFFECTING THE HEALTHCARE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS

         Our customers and suppliers are subject to extensive federal and state regulations relating to healthcare. In recent years there have been a number of government initiatives to reduce healthcare costs. Congress and various state legislatures have proposed changes in laws and regulations that could result in major restructuring of the healthcare industry. We cannot predict the extent to which changes in governmental support of healthcare services, the methods by which such services are delivered, the prices for such services or other legislation or regulation governing such services or mandated benefits may have a material adverse effect on our business, results of operations and financial condition.

DUE TO OUR LIMITED GEOGRAPHICAL AREA, WE MAY BE AT A
COMPETITIVE DISADVANTAGE

         Substantially all of our business in conducted in the northwest United States in or near the State of Oregon. Accordingly, we would be adversely affected if Oregon adopts legislation relating to the healthcare industry and/or that particular area of the country suffers a disproportionate economic downturn.

THERE IS SUBSTANTIAL COMPETITION IN OUR INDUSTRY, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

         The medical products industry is highly competitive and is becoming more competitive. Products very similar to ours are also available from our competitors. Most of our competitors have substantially greater resources and more established operations and infrastructure than we have. We are particularly at risk from any of our suppliers deciding to pursue its own distribution strategy and not using sales and marketing companies like us. A significant factor in effective competition will be our ability to maintain and expand relationships with manufacturers. See "BUSINESS OF THE COMPANY-COMPETITION."

BECAUSE WE ARE A NEW COMPANY, WE DEPEND ON OUR KEY PERSONNEL FOR CRITICAL MANAGEMENT DECISIONS AND THESE KEY PERSONNEL MAY LEAVE THE COMPANY IN THE FUTURE

           Because we are a new company, our success depends, to a significant extent, on our key employees, including our Chairman and Chief Executive Officer, Jeremy Kraus, our President, Samuel Cohen, and our Vice President, Garrett Miller, all of whom are under 26 years of age. Our recently acquired subsidiary, OJI Surgical, Inc., is run by Harry Kraus. These are currently our only executives, and the loss of any of them could adversely affect our business. We have no key man insurance. Furthermore, we believe that our future success will also depend in part upon our ability to retain key management and to attract and motivate qualified personnel. Competition for capable people with experience and motivation in the sales and distribution of medical products is intense, so we may not be able to attract and retain them. See "MANAGEMENT."

BECAUSE OUR OPERATIONS CURRENTLY ARE NOT PROFITABLE, WE ARE DEPENDENT
ON FINANCING

           We do not expect to make a profit from operations for the foreseeable future. However, our business strategy within the next 12 months contemplates the expansion of our business by, among other things, increasing our sales force. See "BUSINESS OF THE COMPANY -- BUSINESS." Therefore, we will need outside financing to pursue our business strategy. Given our current financial position and prospects for the immediate future, we expect to operate on a very limited budget.

           We will also need to raise additional capital in the long-term to continue operations, including obtaining funds through our Investment Agreement with Swartz. In addition, we will need additional funds both before and after the Swartz financing is available to accelerate our development and marketing plans. If we cannot obtain the financing to fund these needs, it could adversely affect our business and we may have to delay, scale back or eliminate some of our development or marketing programs.

WE MAY NOT BE ABLE TO GET SUFFICIENT FUNDS THROUGH OUR INVESTMENT
AGREEMENT WITH SWARTZ TO MEET OUR LIQUIDITY NEEDS

           To continue operations, we must obtain sufficient funds through our Investment Agreement with Swartz. However, there are conditions on obtaining these funds, including (i) the continuing effectiveness of a registration statement covering shares sold under the Investment Agreement, (ii) a limitation on the number of shares we may sell to Swartz based on the trading volume and price of our shares, and (iii) the continued listing of our shares on a national securities exchange, the Nasdaq National or Small Cap Market, or the over-the-counter Bulletin Board. See "SELLING STOCKHOLDERS--SWARTZ-The Investment Agreement."

           Our common stock is not traded on any national securities exchange and is not listed by Nasdaq, and we can make no assurance that the stock will be listed or traded in the future. Even if the stock is listed, if the price remains below $.10 per share, or the trading volume is below a specified level, we will be unable to sell shares to Swartz. We do not have any binding commitment for additional funds from Swartz or anyone else. Although we have obtained short term bridge loans from investors, these loans are insufficient to meet our financing needs.

THERE IS NO TRADING MARKET FOR OUR STOCK, WHICH COULD ADVERSELY
AFFECT YOUR ABILITY TO SELL YOUR SHARES

           Our common stock is not traded on any national securities exchange and is not listed by Nasdaq. Even if the stock is listed in the future, it will be subject to regulations that may make it difficult to sell. In particular, broker-dealers who recommend our stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock will also be subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

ONE STOCKHOLDER OWNS 87.1% OF OUR STOCK, WHICH COULD INFLUENCE
DECISIONS THAT WOULD ADVERSELY AFFECT NEW INVESTORS

           Atlas Holdings Inc., a company controlled by our officers and directors, owns over 87.1% of our common stock. This means that Atlas will control all matters requiring stockholder approval and therefore will be able to influence our management and affairs. Matters that typically require stockholder approval include (i) the election of directors, (ii) mergers or consolidations, and (iii) sales of all of our assets. Atlas could also prevent another person from acquiring control of the Company, even if such change would increase the price of our common stock and allow you to sell your shares at a higher price.

YOU WILL SUFFER DILUTION BECAUSE OF OUR INVESTMENT AGREEMENT WITH SWARTZ

           If we raise money by selling stock to Swartz under the Investment Agreement, Swartz will purchase our stock at a discounted price from the market. This will dilute other holders of our common stock. In addition, if the market price of our stock is too low, we may need to register additional shares to sell to Swartz in order to access the full $20 million amount available under the Investment Agreement. This will result in even more dilution. See "SELLING STOCKHOLDERS-SWARTZ-The Investment Agreement."

WE HAVE ISSUED OPTIONS AND WARRANTS THAT MAY DILUTE OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

           As of January 1, 2002, we had warrants and options outstanding for the purchase of 1,284,000 shares of our common stock, as well as options issuable to our executives over the next three years for up to 900,000 shares. In the future, we may issue more warrants or options under our stock option plan or otherwise. The exercise of options and warrants will dilute the percentage ownership of our other stockholders. It may also depress the price of our stock, which may cause new investors or lenders to reconsider investing in us, thus adversely affecting our financing efforts.

           In particular, we have issued the Commitment Warrants to Swartz for 780,000 shares of stock, which will provide an opportunity for Swartz to profit from a rise in the price of our stock. Swartz will be likely to exercise the warrants at a time when we may be able to get financing on better terms than the warrants, which could adversely affect our ability to get other financing.

WE DO NOT EXPECT TO PAY DIVIDENDS

           We have never declared or paid any dividends on our stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any dividends in the foreseeable future. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS--DIVIDENDS."

MANDATORY CASH PAYMENTS TO SWARTZ IN CERTAIN CIRCUMSTANCES MAY FURTHER INCREASE OUR EXPENSES AND POTENTIAL OPERATING LOSSES

           Under our Investment Agreement with Swartz, we may be required to make mandatory cash payments to Swartz in certain circumstances which will further increase our expenses and potential operating losses. Beginning one year after our registration statement becomes effective, for each 12 month period during which we have not sold a minimum of $1 million worth of shares to Swartz, we must pay Swartz up to $100,000 in penalties. If we terminate the Investment Agreement or if certain events occur, such as the delisting of our common stock from a stock exchange, we must pay Swartz up to $200,000 in penalties. See "SELLING STOCKHOLDERS--SWARTZ--The Investment Agreement."


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Some of the statements in this prospectus are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements usually use terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or similar words. Our actual financial condition, operating results and business performance may differ substantially from what we project or estimate in forward-looking statements. These differences may be caused by a variety of factors, including:

           --        adverse economic conditions
           --        intense competition or new competitors
           --        insufficient financing
           --        variations in costs that are beyond our control
           --        adverse government regulation
           --        lower sales and net income, or higher net losses than
                     forecasted
           --        inability to raise prices
           --        failure to obtain new customers
           --        fluctuation or volatility of our operating results and
                     financial condition
           --        inability to carry out marketing and sales plans
           --        loss of key executives.

                                 USE OF PROCEEDS

           We will not receive any of the proceeds from the sale of shares offered under this prospectus. We will, however, receive:

         -- services in exchange for the shares that we offer to service providers;

         -- the sale price of any shares we sell to Swartz under the Investment Agreement;

         -- the exercise price of the Commitment Warrants, if Swartz exercises them and pays us cash; and

         -- the exercise price of the warrants issued to other investors, if exercised.

           We can sell a maximum of $20 million of our common stock to Swartz. However, the amounts we will actually receive from Swartz may vary greatly depending upon the price and volume of trading in our stock. See "SELLING STOCKHOLDERS--SWARTZ--The Investment Agreement." To the extent we receive funds under the Investment Agreement and from the exercise of warrants, we expect to use the funds for construction and completion of a software platform, and working capital, marketing and other general corporate purposes. We may also use funds for our expansion plans. See "BUSINESS OF THE COMPANY -- BUSINESS." We will have significant discretion in the use of the net proceeds we receive, so you will be relying on the judgment of our management regarding the application of those proceeds.


                         DETERMINATION OF OFFERING PRICE

           The shares we are registering will not be sold by us and are therefore being sold at the market price as of the date of sale or a price negotiated in a private sale. The shares we offer in exchange for services will be exchanged at the then current market rate.

           Our common stock is not listed by Nasdaq, has never been freely traded and there is no public market for our stock. The stock is not quoted on any recognized quotation medium.

                                    DILUTION

           Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. The net tangible book value per share is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares outstanding on the date the book value is determined.

           As of September 30, 2001, we had 9,352,548 shares of common stock outstanding with a net tangible book value of $(552,665) or $(0.059) per share. The following table sets forth the dilution you will incur if you purchase our stock. This dilution effect will not be reflected in our financial statements.

           Assumed Purchase Price (1)                           $.10

           Net tangible book value per share at              $(0.059)
           September 30, 2001

           Increase to net tangible book value                 $0.00
           per share attributable to the cash
           payments made by purchasers of the
           shares being offered (2)

           Dilution to Purchasers of Common Stock            $(0.043)

           Dilution to Purchasers as Percentage                   73%
           of Purchase Price


(1) Assumes a purchase price of $.10, the minimum market price at which we may sell shares to Swartz.


(2) There is no increase to the net tangible book value of our shares from this offering because we will not receive any proceeds from these sales.

                              SELLING STOCKHOLDERS

           The shares we are registering under this prospectus constitute approximately 273% of our outstanding common shares as of January 1, 2002 and may be sold by Swartz, investors holding warrants, and other stockholders who previously purchased our stock, each as described below.

SWARTZ

         This prospectus covers 25,000,000 shares of common stock issuable to Swartz under the Investment Agreement. Swartz is engaged in the business of investing in publicly-traded stock for its own use.

           Swartz does not beneficially own any of our common stock or any other of our securities as of the date of this prospectus other than 780,000 shares underlying the Commitment Warrants, and it has no other commitments or arrangements to purchase or sell any of our securities.


         Swartz is an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with the sale of these shares. Swartz has not had any relationship with us, any predecessor or affiliate within the past three years.

                            The Investment Agreement

OVERVIEW

           On June 7, 2001, we entered into the Investment Agreement with Swartz, which was amended and restated as of August 29, 2001 and September 26, 2001. The Investment Agreement entitles us to sell up to $20 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of this registration statement. We refer to each sale of stock to Swartz as a "Put."

           In addition, as consideration for making its financing commitment to us, Swartz was also issued Commitment Warrants to purchase 780,000 shares of common stock. See "DESCRIPTION OF SECURITIES--SWARTZ WARRANTS."

PUT RIGHTS

           We may begin exercising Puts on the date of effectiveness of this registration statement and continue for three years or until we have Put the maximum of $20 million. To exercise a Put, we must have an effective registration statement on file with the SEC covering the resales to the public by Swartz. Also, we must give Swartz at least 10, but not more than 20, business days advance notice of the date on which we intend to exercise a particular Put. The Put Notice must indicate the date we intend to exercise the Put and the maximum number of shares of common stock we intend to sell to Swartz. We may also specify a maximum dollar amount (not to exceed $2 million) of common stock that we will sell under the Put. We may also specify a minimum purchase price per share at which we will sell shares to Swartz. The minimum purchase price cannot exceed (i) 80% of the closing bid price of our common stock on the day prior to the date we give Swartz the Put Notice or (ii) the closing bid price minus $.14, whichever is lower.

           The number of shares in any Put may not exceed the lesser of:

           (i) the maximum put amount set forth in a Put Notice to Swartz;

           (ii)      1,500,000 shares of our common stock;

           (iii)     $2 million worth of our common stock;

           (iv) 15% of the aggregate daily reported trading volume of our common stock during the 20 day Pricing Period, excluding (a) block trades of 20,000 or more shares and
                     (b) any days where the stock trades below a minimum price calculated based on the price we specify in our Put Notice, if we specify a minimum price (this is referred to as the "volume limitation" and is more fully described below);

           (v) a number of shares that, when added to the number of shares already sold to Swartz during the preceding 61 days, would exceed 9.9% of our total shares outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934, as amended); and

           (vi) 15% of the aggregate daily reported trading volume of our common stock, excluding block trades of 20,000 or more shares, during the 20 business days immediately preceding a Put Notice to Swartz.

           Swartz will pay us a percentage of the Market Price (the average of the two lowest volume weighted average prices of our common stock, as reported by Bloomberg, Inc., during the Pricing Period) for each share in a Put as follows. For each share of common stock, Swartz will pay us the lesser of:

         -- the Market Price for each share, minus $.09; or -- 91% of the Market Price for each share.

           We may also designate a minimum price in our Put Notice and, subject to the volume limitation, Swartz will be required to pay at least that price. Pursuant to the volume limitation, if the price of our stock for any day during the 20 day Pricing Period is below the greater of (i) the price we designate plus $.09, or (ii) the price we designate divided by .91, then the trading volume from that day is excluded from aggregate trading volume used to determine the 15% volume limitation. Based on this formulation, the lowest market price at which we could designate a minimum put price would be $.10 per share.

           The following is an example of the calculation of a Put we would issue to Swartz based on hypothetical assumptions:

Sample drawdown amount calculation:

For purposes of this example, suppose for our first Put we provide a Put Notice to Swartz, and that we set the minimum price at $0.50 per share, below which we will not sell any shares to Swartz during this Pricing Period. Suppose further that the aggregate daily trading volume for the 20 trading days immediately preceding the put date is 1,000,000 shares, with no block trades exceeding 20,000 or more shares. Under these hypothetical numbers, the maximum number of shares we could sell to Swartz is as follows:

           * the aggregate trading volume for the 20 days prior to our Put Notice (1,000,000 shares) multiplied by 15% equals 150,000

If the aggregate daily trading volume for the 20 trading days during the actual Pricing Period was greater than 1,000,000 (like our example that follows) then the maximum number of shares we could sell will be 150,000.

Sample calculation of number of shares and price:

For example, for the first trading day in the example in the table below, the calculation is as follows: multiply 15% times the total shares traded (40,000) to get 6,000 shares. Perform this calculation for each of the 20 trading days during the Pricing Period, excluding any days on which the daily trading price was below the $0.50 minimum price set by us. In the table below there are no days that must be excluded.

                      Volume Weighted
                       Average Price
                     (as reported by             Total                Number of
Trading Day          Bloomberg, Inc.)        Shares Traded            Shares
                                                                       Sold
-----------            ------------         --------------           ----------
     1                     0.75                   40,000                6,000
     2                     0.75                   45,000                6,750
     3                     0.77                   48,000                7,200
     4                     0.77                   70,000               10,500
     5                     0.75                   82,000               12,300
     6                     0.72                   55,000                8,250
     7                     0.75                   60,000                9,000
     8                     0.70                   60,000                9,000
     9                     0.72                   50,000                7,500
    10                     0.70                   32,000                4,800
    11                     0.68                   50,000                7,500
    12                     0.65                   60,000                9,000
    13                     0.75                   95,000               14,250
    14                     0.77                   80,000               12,000
    15                     0.77                   50,000                7,500
    16                     0.75                   50,000                7,500
    17                     0.77                   60,000                9,000
    18                     0.78                   60,000                9,000
    19                     0.80                   80,000               12,000
    20                     0.80                   60,000                9,000
Totals:                                        1,187,000              178,050

(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

The total number of shares that we would issue to Swartz for this Put would be 150,000 shares, which was previously calculated as the maximum of shares that could have been sold based on multiplying 15% by the aggregate trading volume for the 20 trading days prior to the put date (even though 15% multiplied by the aggregate shares traded during the Pricing Period equals 178,050). Swartz will purchase the shares at a purchase price equal to (i) the market price for the applicable Pricing Period minus $.09 or (ii) 91% of the market price, whichever is less. Since the "market price" is based on the average of the two lowest volume weighted average prices ($0.68 and $0.65 in this case = $0.665), Swartz would pay $.575 per share for 150,000 shares equaling $86,250.

           We are registering 24,220,000 shares to be sold to Swartz in Puts. In order for us to receive the maximum of $20 million under the Investment Agreement, the average sale price of these shares would need to be $.83. There is currently no market for our shares, so unless (i) our shares are listed, (ii) an active trading market develops for our shares and (iii) our share price increases drastically, we will need to register additional shares in order to access the full $20 million maximum.

LIMITATIONS AND CONDITIONS TO OUR PUT RIGHTS

           Our ability to sell shares to Swartz, and Swartz's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions include:

         (a) satisfaction of all of our obligations under the agreements entered into between us and Swartz in connection with the Investment Agreement;

         (b) our common stock being listed and traded on the Nasdaq Small Cap Market, the Nasdaq National Market, the over-the-counter Bulletin Board, the American Stock Exchange or the New York Stock Exchange;

         (c) our representations and warranties in the Investment Agreement must be accurate as of the date of each Put;

         (d) reservation for issuance of a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any Put and upon exercise of warrants;

         (e) the registration statement for the shares issued to Swartz must remain effective as of the Put date and no stop order with respect to the registration statement is in effect;

         (f) shareholder approval as required by Nasdaq if we are listed on Nasdaq and the number of shares Put to Swartz, together with any shares previously Put to Swartz, would equal 20% of all outstanding shares of our common stock; and

         (g)   other customary closing conditions.

           If any of the following events occurs during a Pricing Period, the volume will cease to accrue for that Put, the Pricing Period shall be adjusted to terminate 10 business days after the date we notify Swartz of the event and any minimum price we have specified shall not apply to the Put.

         (1) we announced or implemented a stock split or combination of our common stock;

         (2)   we paid a dividend or made a distribution on our common stock;

         (3) we made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock;

         (4) we consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control;

         (5) we discover an undisclosed material fact that would amount to a material misstatement or omission from this prospectus or any amendment thereto;

         (6) the registration statement registering resales of the common stock becomes ineffective; or

         (7) our shares of common stock are either delisted from, or no longer trading on, the Nasdaq Small Cap Market, the Nasdaq National Market, the over-the-counter Bulletin Board, the New York Stock Exchange, or the American Stock Exchange.

         Our right to initiate Puts to Swartz shall terminate permanently (an "Automatic Termination") upon the following events:

         -- we, or any of our directors or executive officers, have engaged in a transaction or conduct related to us that resulted in (i) an SEC enforcement action, or (ii) a civil judgment or criminal conviction for fraud or misrepresentation, or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

         -- the aggregate number of days during which this registration statement is not effective or our common stock is not listed and traded on the Nasdaq Small Cap Market, the Nasdaq National Market, the over-the-counter Bulletin Board, the New York Stock Exchange, or the American Stock Exchange equals or exceeds four months;

         -- we file for bankruptcy or any other proceeding for the relief of debtors;

         -- we materially breach covenants contained in the Investment Agreement and do not cure the breach within 15 days of becoming aware of it.


COMMITMENT AND TERMINATION FEES

           Starting one year after the effective date of this registration statement, if we do not sell at least $1 million worth of common stock to Swartz during each 12 month period thereafter, we must pay Swartz a non-usage fee. This fee equals the difference between $100,000 and 10% of the value of the shares purchased by Swartz during the 12 month period.

           If the Investment Agreement is terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares purchased by Swartz during all Puts to date.

SHORT SALES

           The Investment Agreement prohibits Swartz and its affiliates from engaging in short sales of our common stock unless Swartz has received a Put Notice and the amount of shares involved in the short sale does not exceed the number of shares we specify in the Put Notice.


TERMINATION OF THE INVESTMENT AGREEMENT

           We may terminate our right to initiate further Puts or terminate the Investment Agreement at any time by providing Swartz with written notice of our intention to terminate. However, any termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement, except that no additional non-usage fees will accrue.

CAPITAL RAISING LIMITATIONS

           During the term of the Investment Agreement and for a period of 60 days after the termination of the Investment Agreement, we are prohibited from selling stock or securities convertible into our stock, and from entering into any private equity line agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

           We have agreed to give Swartz a right of first refusal during this same period. Under the right of first refusal, we must give at least 10 days written notice to Swartz of a proposed transaction at least 10 days prior to the transaction closing. Swartz may elect to participate in the transaction during this 10 day period.

           Neither of the above restrictions apply to the following transactions:

         (i) securities issued to a company we are acquiring as payment for such acquisition;

         (ii)  exercise of options by employees or directors;

         (iii) an underwritten public offering of our common stock;

         (iv) securities issued upon conversion or exercise of currently outstanding options, warrants or other convertible securities;

         (v) grant of options under any stock option or restricted stock plan for the benefit of employees or directors;

         (vi) issuance of debt securities with no equity feature for working capital purposes;

         (vii) issuance of common stock at a discount of less than 30% to the average closing price of the common stock for the five trading days immediately preceding the date of issuance, as long as such issuance has no future conversion or reset rights or any rights to receive additional shares based upon a market price at any time in the future; or

        (viii) issuance of up to $600,000 of straight debt securities, which may be accompanied by warrants to purchase up to a total of 600,000 shares of the common stock at a price of $0.10 or more.


SWARTZ'S RIGHT OF INDEMNIFICATION

           We have agreed to indemnify Swartz, including its shareholders, officers, directors, employees, direct or indirect investors, and any agent or representative of the foregoing, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

EFFECT ON OUR OUTSTANDING COMMON STOCK

           The issuance of common stock under the Investment Agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder. See "RISK FACTORS" and "DILUTION."

         As noted above, we cannot determine the exact number of shares of our common stock issuable under the Investment Agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the Investment Agreement, the market price of our csommon stock, and exercise of the related warrants. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

WARRANT INVESTORS

           The investors listed below who have received warrants (the "Warrant Investors") may resell their shares under this prospectus. Each of the Warrant Investors received warrants in connection with loans made to us in the amounts specified, as well as registration rights requiring inclusion in this registration statement.


Name of Selling         Maximum No. of       Exercise        Loan Amount         Interest         Date of
Stockholder             Shares Issuable      Price Per                           Rate             Loan
                        under Warrant        Share

Dean Vilone             25,000               $ .01           $10,000              14%             August 13, 2001

Paul Dorsey             14,000               $ .01           $ 5,000              14%             August 13, 2001

Harry Kraus(2)(4)        25,000               $ .01           $10,000              14%             July 26, 2001

Edward Kraus(1)(4)      100,000              $ .10           $23,000              14%             March 23, 2001

Milton and
Golda
Toorans (3)             50,000               $ .01           $20,000              14%             April 20, 2001

Wetlands
Mitigation
Services, LLC           15,000               $ .25           $ 5,000              10%             March 23, 2001

Christopher
Coons                   200,000              $ .01           $100,000             14%             June 19, 2001

-----------
(1) Edward Kraus is the father of Jeremy Kraus, our Chairman and Chief Executive Officer.
(2) Harry Kraus, the President of OJI Surgical, Inc., is the uncle of Jeremy Kraus.
(3) Milton and Golda Toorans are the grandparents of Jeremy Kraus.
(4) Harry Kraus and Edward Kraus own 31% and 13.6%, respectively, of SMT Enterprises Corporation, which in turn owns 266,000 shares, or 2.7%, of our common stock.


           As of January 1, 2002, none of the Warrant Investors had exercised any warrants and none owned any of our stock except as set forth in the footnotes to the table above. Upon consummation of the offering and assuming the issuance of 25,000,000 shares to Swartz, the exercise of all outstanding warrants, and the issuance of 500,000 shares to service providers, none of the Warrant Investors, upon exercise of their warrants, will own 1% or more of our common stock.

           Except for the family relationships with our officers specified in the footnotes above, none of the Warrant Inventors has had any relationship with us or any of our predecessors or affiliates within the past three years.

SELLING INVESTORS

           The shareholders listed below (the "Selling Investors"), who received shares (i) in exchange for their investments in us, or (ii) in exchange for their shares of Valesc Inc., a New Jersey corporation that we acquired on March 22, 2001, may resell their shares under this prospectus.





Name of Selling                   Number of           Price per            Date of Purchase
Stockholder                       Shares              Share                or Acquisition

Andrewson, Katherine               5,000              $.25                 March 22, 2001
Cipollone, Peter                  20,000              $.25                 March 22, 2001
Colgan, Sean                      20,000              $.25                 March 22, 2001
Cuffner, Monica                   20,000              $.25                 March 22, 2001
Deutsch, Karin                     8,000              $.25                 March 22, 2001
Holk, Timothy                     20,000              $.25                 March 22, 2001
Ingle, R. Edward                  40,000              $.25                 March 22, 2001
Jaccarino, Michael                 3,000              $.25                 March 22, 2001
Kaehler, Robert                   10,000              $.25                 March 22, 2001
Klepacki, Jeffrey                 40,000              $.25                 March 22, 2001
Loomis, Deborah                   20,000              $.25                 March 22, 2001
Mehling, Andrea                   20,000              $.25                 March 22, 2001
Miller, Gary and Diane (1)        40,000              $.25                 March 22, 2001
Miller, Scott (2)                 10,000              $.25                 March 22, 2001
Nuzum, Henry                       3,000              $.33                 June 8, 2001
Otto, William                     30,000              $.33                 March 22, 2001
Read, Joan                        20,000              $.25                 March 22, 2001
Reid, Archibald                   30,000              $.33                 March 22, 2001
Saliba, Anis                      20,000              $.25                 March 22, 2001
Shannon, Phillip                  30,303              $.33                 April 24, 2001
Strawley, Jennifer                 5,000              $.25                 March 22, 2001
Torgerson, Ryan                   15,000              $.33                 March 22, 2001
Weise, Linda                      40,000              $.25                 March 22, 2001
Welsh, Thomas                     20,000              $.25                 March 22, 2001
Whittaker, Richard                40,000              $.25                 March 22, 2001
Zador, William and Marlene        10,000              $.25                 March 22, 2001
                                  --------

                 Total           539,303

-------------
(1) Gary and Diane Miller are the parents of Garrett Miller, our Vice President.
(2) Scott Miller is the brother of Garrett Miller.



           Upon consummation of the offering and assuming the issuance of 25,000,000 shares to Swartz that are promptly resold, the exercise of all outstanding warrants, and the issuance of 500,000 shares to service providers, none of the Selling Investors will own 1% or more of our common stock.

           None of the Selling Investors has had any relationship with us or any of our predecessors or affiliates within the past three years, except in connection with providing consulting services.

                              PLAN OF DISTRIBUTION

           The shares of common stock we are offering directly are to be used as compensation to outside providers of public and investor relations and other service providers. In order to conserve cash for our operations, we plan to use our stock to pay for public and investor relations and other service providers.

           Swartz, the Warrant Investors and the Selling Investors, and the service providers to whom we offer stock may sell the stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, (i) at market prices prevailing at the time of sale, (ii) at prices related to such prevailing market prices, (iii) at negotiated prices or (iv) at fixed prices, which may be changed. These parties may distribute the stock in one or more of the following methods:


         (a) ordinary brokers transactions, which may include long or short sales;

         (b) transactions involving cross or block trades or otherwise on the open market;

         (c) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         (d) "at the market" to or through market makers or into an existing market for the common stock;

         (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         (f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         (g) any combination of the above, or by any other legally available means.

           In addition, these parties may enter into (i) hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume, and (ii) option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

           Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the sellers of common stock for whom they act (which compensation as to a particular broker-dealer may be in excess of customary commissions).

           Swartz is an underwriter within the meaning of Section 2(11) of the Securities Act and each of the Warrant Investors, each of the Selling Investors, us, and any broker-dealers acting in connection with the sale of the common stock by this prospectus, may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Therefore, any commissions or profits realized by Swartz, the Warrant Investors, the Selling Investors, or us on the resale of common stock as principals, may be underwriting compensation under the Securities Act. Neither we nor the sellers can presently estimate the amount of such compensation. We do not know of any existing arrangements between Swartz, the Warrant Investors and the Selling Investors or service providers and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

           We and Swartz, the Warrant Investors and the Selling Investors, and service providers and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

           We cannot assure you that Swartz, the Warrant Investors and the Selling Investors will sell any of their shares of common stock.

           In order to comply with the securities laws of certain states, if applicable, Swartz, the Warrant Investors and the Selling Investors will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, we and Swartz, the Warrant Investors and the Selling Investors may not sell or offer the common stock unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

           We have agreed to indemnify Swartz for certain liabilities. See "SELLING STOCKHOLDERS-SWARTZ-The Investment Agreement-SWARTZ'S RIGHT OF INDEMNIFICATION."


                            DESCRIPTION OF SECURITIES

           Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share.

         Our transfer agent is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, telephone no. (610) 649-7300.

           The following summary of certain terms of our securities is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and Bylaws.

COMMON STOCK

           As of January 1, 2002, there were 9,708,548 shares of common stock outstanding.

           Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

           Holders of common stock are entitled to receive dividends declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to purchase any of our additional shares. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered hereby will be, upon issuance, fully paid and non-assessable.


PREFERRED STOCK

           We are authorized to issue 20,000,000 shares of preferred stock, but to date no preferred stock has been issued and we have not designated any terms for the preferred stock.

SWARTZ WARRANTS

           As consideration for making its financing commitment to us, Swartz was issued the Commitment Warrants on April 24, 2001 to purchase 780,000 shares of our common stock. The exercise price for the Commitment Warrants is $1.00 per share, provided that on each six month anniversary of the issue date of April 24, 2001, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

OTHER WARRANTS

           We have issued warrants to the Warrant Investors that may be exercised for up to 429,000 shares of common stock. Each of the Warrant Investors received warrants in connection with loans made to the Company, as well as registration rights requiring inclusion in this registration statement. For the terms of these loans and warrants, see "SELLING STOCKHOLDERS--WARRANT INVESTORS."

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

           Our common stock is subject to penny stock regulation which may affect its liquidity. The common stock is subject to the regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or not quoted on the Nasdaq National or Small Cap Market that has a current price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker- dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker- dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid/offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our Common Stock and could limit your ability to sell your securities in the secondary market.

           As of January 1, 2002, there was one class of common equity held by 39 holders of record, including those held in street name.


DIVIDENDS

           No dividends have been declared to date. There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

OPTIONS, WARRANTS AND RESTRICTED SECURITIES

           The exercise of outstanding options and warrants may adversely affect our stock price and your percentage ownership. As of January 1, 2002, there were outstanding warrants and options to purchase 1,284,000 shares of our common stock, including the Commitment Warrants to purchase 780,000 shares that were issued to Swartz under the Investment Agreement. In addition, we have granted options to our executives exercisable over the next three years for up to 900,000 shares. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS." The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

          We have issued "restricted securities" to investors which are being registered in this offering that may be eligible for resale pursuant to Rule 144 under the Securities Act either now or in the future, subject to expiration of the restricted period prescribed by Rule 144. As of January 1, 2002, these restricted securities in the aggregate represent 5.6% of our outstanding common stock and may be eligible for resale under Rule 144 during the months and in the amounts specified below:

                     DATE AVAILABLE                           NUMBER OF SHARES
                     FOR RESALE

                     December 2001                            358,000
                     January 2002                              73,000
                     February 2002                             30,000
                     March 2002                                45,000
                     April 2002                                30,303
                     June 2002                                  3,000
                                                              -------
                               Total                          539,303

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



           We acquired OJI Surgical, Inc. on December 17, 2001. Prior to the acquisition, we were not yet an operating company and therefore had financial performance driven by our expenses associated with becoming operational and completing the acquisition. OJI Surgical was an operating company for more than 10 years prior to the acquisition. Included in this prospectus are financial statements for us, OJI Surgical, and a Pro Forma combination giving effect to the acquisition.

           Prior to the acquisition of OJI Surgical, we acquired Valesc Inc., a New Jersey corporation ("Valesc NJ"), on March 22, 2001. See "BUSINESS OF THE COMPANY -- HISTORICAL BACKGROUND." The following is a discussion and analysis of the performance of each entity for the periods covered in the financial statements, as well as the combined performance presented on a Pro Forma basis.

Valesc Inc.

           The following table sets forth certain statement of operations data for Valesc NJ for the period from inception (October 26, 2000) to December 31, 2000 and for the nine months ended September 30, 2001.


                       Period From October 26, 2000 (date of         Nine Months Ended September 30,
                          inception) to December 31, 2000                    2001 (unaudited)
                                     (restated)
                       -------------------------------------        --------------------------------
Revenue                                 $ --                                     $ --
Operating Expenses                    193,500                                    860,732
Net Loss                             (193,500)                                  (860,732)


REVENUE

           Prior to the acquisition of OJI Surgical, we had not yet commenced operations and therefore had no revenues as of September 30, 2001.

OPERATING EXPENSES

           We have lost money since our formation on June 2, 2000. During the nine months ended September 30, 2001, our operating expenses increased to $860,732 from $193,500 for the period of inception to December 31, 2000, primarily as a result of (i) travel and associated costs related to identifying an acquisition target, (ii) costs and fees related to the preparation of our registration statement and (iii) costs related to our acquisition of Valesc NJ.

NET LOSS

           Our net loss has increased to ($860,732) for the nine months ended September 30, 2001 from ($193,500) for the period of inception to December 31, 2000, as a result of the increase in our operating expenses.

OJI Surgical

           The following table sets forth certain statement of operations data for OJI Surgical, an Oregon corporation we acquired on December 17, 2001, for the nine months ended September 30, 2000 and for the nine months ended September 30, 2001.

                                 Nine Months Ended September 30,     Nine Months Ended September 30, 2000
                                              2001                                (unaudited)
                                ---------------------------------- ------------------------------------------
Revenue                                     $202,665                               $346,025
Cost of Revenues                              11,939                                 72,095
                                ---------------------------------- ------------------------------------------
Gross Profit                                 190,726                                273,929
Operating Expenses                           165,528                                264,326
Income Tax Expense                             5,380                                  1,700
                                ---------------------------------- ------------------------------------------
Net Income (Loss)                           $ 19,818                               $  7,903

REVENUE

           OJI's revenues have declined from $346,025 for the nine months ended September 30, 2000 to $202,665 during the current period. This decline is primarily the result of the company exiting the business of providing reconditioning and repair service for its products and the products of its competitors. These services became less attractive to the company as a result of increased competition and an increasing administrative burden associated with processing the transactions. OJI may re-enter this line of business in the future, but currently has no plans to do so. The company is focusing on rebuilding its revenue base by expanding its other line of business, serving as a commissioned manufacturer's representative. This expansion plan is described more fully in "BUSINESS OF THE COMPANY -- BUSINESS."

GROSS PROFIT

           OJI's gross profit declined from $273,929 for the nine months ended September 30, 2000 to $190,726 during the current period, a decline of 30%. This is a smaller decline than the 41.4% revenue decline suffered by OJI during the same period, resulting primarily from the greater profitability of the manufacturer's representation area of the business relative to that of the repair and reconditioning area of the business. This is one of the key reasons for OJI's shift from a distribution revenue model to one that focuses solely on the representative selling (commissioned sales) area.

OPERATING EXPENSES

           OJI's operating expenses decreased from $264,326 for the nine months ended September 30, 2000 to $165,528 for the current period. The decrease in operating expenses can be attributed primarily to the reduction in staff associated with OJI's exit from the repair and reconditioning area.

NET INCOME (LOSS)

           OJI improved from a profit of $7,903 for the nine months ended September 30, 2000 to a profit of $19,918 for the current period. This increase in profitability can largely be attributed to the increase in OJI's gross margin and the decrease in OJI's operating expenses as a result of the decision to focus on serving as a manufacturer's representative.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMBINED ENTITY

           On September 30, 2001, Valesc had cash and cash equivalents of $41,385, negative working capital of $395,163 and a stockholder's equity (deficit) of ($552,665). On September 30, 2001, OJI had cash and cash equivalents of $15,050. OJI has no credit or financing facility in place at the present time.

           We received $211,382 during the nine months ended September 30, 2001 from debt and equity financings. Cash used in operating activities was $66,404 during the period ended December 31, 2000, and $224,608 during the nine months ended September 30, 2001.

           The Pro Forma financial statements indicate that the profitability and operating contribution of OJI Surgical have will not be sufficient to offset the developmental and expansion expenses reflected in the Valesc financial statements. Until we can significantly expand the business of OJI through the methods described in "BUSINESS OF THE COMPANY -- BUSINESS," the combined entity will be unlikely to achieve profitability.

           As a result of the lack of sustained profitability, our accountants, in their report on the Valesc and OJI financial statements for the period ended December 31, 2000, included an explanatory paragraph indicating there is substantial doubt about our's ability to continue as a going concern.
The time and money required before Valesc and OJI can complete expansion plans and implement its growth strategy cannot be estimated with precision. OJI expects significant expenditures associated with entering into the expansion plan, including the cost of hiring and "sponsoring" new salespeople and the cost of the upgraded software and administrative infrastructure necessary to manage them, as well as travel and other expenses associated with acquiring new product lines and territories.

SIGNIFICANT COMMITMENTS OF THE COMBINED ENTITY

           We have no significant financial commitments beyond customary payables and employment contacts. All but $5,000 of our debt is categorized as long-term as of September 30, 2001, as it will not be due within one year of that date. Our potential financial obligation to Swartz Private Equity resulting from the non-usage provisions of our Investment Agreement with Swartz will not result in a liability, if at all, until at least two years from the date of effectiveness of this registration statement.

                             BUSINESS OF THE COMPANY

HISTORICAL BACKGROUND

           We were incorporated on June 2, 2000 in the State of Delaware under the name NetCentral Capital Fund, Inc. We were formed as a development stage company for the specific purpose of becoming a reporting company with a class of registered securities to enable us to be in a better position to seek suitable acquisitions. On September 5, 2000, we filed a Form 10-SB General Form for Registration of Securities of Small Business Issuers. We had no operations prior to the acquisition of OJI Surgical, Inc., and we are not yet cleared by the National Association of Securities Dealers, Inc. for an unpriced quotation in the over-the-counter Bulletin Board. We are seeking such a clearance so that there is a basis for a meaningful market to permit trading in registered shares issued to consultants and to facilitate the future sale of shares under the Swartz Agreement. William Tay was the sole director, officer and shareholder of NetCentral.

           On March 22, 2001 we acquired Valesc Inc., a New Jersey corporation ("Valesc NJ") for 8,964,008 shares of common stock, which we exchanged on a 1-for-1 basis with Valesc NJ stock. In anticipation of the acquisition, we executed a 1-for-18.04 reverse stock split that left us with 277,237 shares outstanding, and Valesc NJ executed a 2-for-1 stock split. As a result of the merger, Atlas Holdings Inc., the controlling shareholder of Valesc NJ, now owns 8,458,008 or 87.1% of our common stock. Atlas Holdings is owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 12.5% by Garrett Miller, our Vice President and Director, and 25% by Samuel Cohen, our President and Director.

           In connection with a simultaneous change of management upon consummation of the merger, we changed our name to Valesc Inc. The basis for our name is the Latin word VALESCO which means to grow strong.

           On March 22, 2001, William Tay resigned as an officer and director. Our new officers and directors are Jeremy Kraus, Samuel Cohen and Garrett Miller.

           On December 17, 2001, we acquired 100% of the capital stock of OJI Surgical, Inc., an Oregon corporation, from SMT Enterprises Corporation, in exchange for 266,000 shares of our common stock. OJI Surgical has been in business since 1988 and is now a wholly-owned subsidiary of Valesc. The purchase price was determined based upon a multiple of OJI's previous years' gross profits.

           OJI is operated by Harry Kraus, who serves as the sole director and President. Harry Kraus is the uncle of Jeremy Kraus, our Chief Executive Officer and director, and is also the owner of 31% of the outstanding capital stock of SMT.

           Two of our executive officers, Jeremy Kraus and Samuel Cohen, who are also shareholders and serve as directors, are shareholders and serve as directors of SMT Enterprises Corporation. Jeremy Kraus, Samuel Cohen and Garrett Miller, our director and Vice President, own 8.5%, 4.25% and 2.12% respectively, of the outstanding capital stock of SMT through Atlas Holdings, Inc. As interested directors, Mr. Kraus and Mr. Cohen abstained from voting to authorize the acquisition of OJI on behalf of us and SMT.

           Edward Kraus, the President of SMT and a director and owner of 13.6% of the outstanding capital stock of SMT, is the father of Jeremy Kraus, our Chief Executive Officer and director. Robert Kraus, a director of SMT and owner of 25% of the outstanding capital stock of SMT, is the uncle of Jeremy Kraus, our Chief Executive Officer and director.

BUSINESS

           We are a sales organization representing manufacturers of orthopedic care and surgical products. These products include scopes, burrs, saws, cutters, replacement joints, braces and other implements used in orthopedic surgeries and post-surgical care and rehabilitation. Generally, our products are sold directly to either the surgical practice performing the procedure or the affiliated hospital or surgery center where the procedure is performed. We earn revenues either through commission agreements with the manufacturers we represent, or through the distribution of products. Our products currently include a variety of implements and tools utilized during surgical procedures, as well as artificial joints and other implants. We represent several different, non-competitive manufacturers under exclusive contracts covering defined territories generally within the northwest United States, some of which have been in place for as long as 11 years. Manufacturers generally pay us a fixed commission ranging from 12% to 25% of the sales price of goods sold. We do not carry any inventory and do not take ownership of the products we sell. Most of our representation agreements have a one-year term and are automatically renewable, although the agreements may be canceled by either party without cause upon prior notice. Two of our sales representation agreements with Smith & Nephew, which is one of our primary suppliers, were entered into by Harry Kraus personally rather than by OJI Surgical. Furthermore, these agreements contain provisions that could be deemed to result in a technical default upon the transfer of OJI's shares to Valesc in the acquisition. Although these agreements are terminable at will, upon notice, by either party, we are in the process of seeking a waiver of any technical defaults from Smith & Nephew and the consent of Smith & Nephew for the assignment of these agreements to OJI. We do not expect any impairment of our relationship with Smith & Nephew as a result of the foregoing or any material changes to the agreements. Previously, we also served as distributors of certain orthopedic products, whereby we earned revenues on the sale of products. We took ownership of such products but generally did not carry inventories.

           Sales of products from our primary suppliers, Acumed, Inc. and Smith & Nephew, provided approximately 31% and 24%, respectively, of our total revenue for the nine months ended September 30, 2001.

           During the next twelve months, we intend to devote our time and resources to the growth of our medical device sales business. We currently sell a variety of medical products, including replacement joints and surgical implements and tools, for use in the orthopedic care and surgical area. We intend to expand our sales of these products in three ways: (i) increased penetration in market areas already covered, (ii) the addition of sales personnel to expand our geographic coverage and (iii) the addition of new product lines.

           In order for our expansion to be successful, we will need to greatly expand our administrative capabilities and our sales force. We intend to invest approximately $100,000 in the purchase, customization and installation of accounting and back-office software to enable us to manage a larger number of transactions, customers and suppliers without substantially increasing our administrative staff. We also expect to incur significant expenses for hiring additional sales people. In addition to normal hiring costs, manufacturers' representatives generally "sponsor" new sales people for a period of up to one year during which the company subsidizes the employee's wages until they have built a sufficient customer base to support themselves solely on a commission basis. We cannot predict these additional costs at this time, but they may represent a substantial amount relative to our current costs.

           We will need significant new financing in order to fund these expansion plans. Although we expect additional costs to be offset by increased revenues, we cannot be certain whether increases in revenues will occur and whether any such increases will offset costs.

COMPETITION

           The sale of medical products retailing for less than $10,000 is currently dominated by the sales organizations of Fortune 500 and other very large companies. There are also numerous small, independent manufacturers' representatives, such as Valesc, who are engaged in this business. Most of the companies presently engaged in this business are better financed and have a longer operating history than we do. Even if we are successful in our expansion plans, we would still have an insignificant market share of medical products retailing for less than $10,000.

EMPLOYEES

           We have four full-time employees, three of whom are also our officers and directors. The fourth is Harry Kraus, President of our OJI Surgical operating subsidiary and the uncle of our Chief Executive Officer.

DESCRIPTION OF PROPERTY

           We do not own or rent any significant physical properties. Upon completion of this offering, we will then seek an office for our headquarters. No decision has been made at this time as to where our headquarters will be located.

LEGAL PROCEEDINGS

           We are currently not a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority or anyone else may be contemplating against us. One of the shareholders of a predecessor to Atlas Holdings Inc., our controlling shareholder, filed a suit against its predecessor seeking more shares which, if successful, would have made him an owner of more than 10% of Atlas Holdings' stock. That case was dismissed for failure to prosecute. Atlas Holdings has advised us that it believes this suit against its predecessor was without merit and that there are valid and meritorious defenses to such claims if the suit is refiled.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following are the names, ages and current positions of each of our directors and executive officers:

     NAME                 AGE          POSITION
     ----                 ---          --------
     Jeremy Kraus          25        Director, Chairman of the Board of
                                     Directors and Chief Executive Officer

     Samuel Cohen          25        Director and President (and acting chief
                                     financial and accounting officer)

     Garrett Miller        24        Director and Vice President

     Harry Kraus           46        President of OJI Surgical, Inc.

           The following is a description of the qualifications and experience of each of our current directors and executive officers:

           Jeremy Kraus is the Chairman of the Board of Directors and Chief Executive Officer and has served in this capacity since October 2000. Prior to this appointment, Mr. Kraus served as Chairman and Chief Executive Officer of Jeremy's MicroBatch Ice Creams for approximately three years. He was named one of Brand Week magazine's "40 under 40 to Watch" in 1999, as well as a "One to Watch" in 1999 by the Philadelphia Business Journal. In addition, Mr. Kraus was named 1997 Pennsylvania Young Entrepreneur of the Year by governor Tom Ridge. Mr. Kraus is a 1998 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics.

           Samuel Cohen is a Director and the President of the Company and has served in this capacity since October 2000. Prior to this appointment, Mr. Cohen served as Chief Operating Officer of Jeremy's MicroBatch Ice Creams for approximately two years and as a Product Design Consultant for Rosenbluth International for two years. Mr. Cohen was named one of the "Top 100 Marketers of the Year" in 1999 by Advertising Age magazine. Mr. Cohen is a 1998 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics.

           Garrett Miller is a Director and the Vice President of the Company and has served in this capacity since October 2000. Prior to this appointment, Mr. Miller served as management data contact for Mount Lucas Management, a hedge fund in Princeton, New Jersey, for approximately one year, and in 2000 Mr. Miller was a member of the U.S. Olympic Rowing Team that competed in Sydney, Australia. Mr. Miller is a 1999 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics.

           Harry Kraus is the President of OJI Surgical, Inc., and is responsible for all of our sales efforts. Mr. Kraus served in this capacity from the founding of OJI in 1988 to the present. Prior to founding OJI, Mr. Kraus served as a sales agent for the State of Oregon for Howmedica for two years. From 1984 to 1986, he served as product manager for Porous-Coated Knee Systems for Howmedica in Rutherford, New Jersey. From 1990 to 1999 Mr. Kraus served as a director of Acumed, Inc., a medical device manufacturer that is currently our primary supplier. In 1999, Acumed was sold to the Marmon Group in a private transaction. From 1978 to 1984, Mr. Kraus held a variety of corporate sales positions at Howmedica and I.B.M., both in Los Angeles, California. He is a 1978 graduate of San Jose State University, where he received a B.S. in Business Administration.

           Harry Kraus, the President of OJI Surgical, Inc., is the uncle of Jeremy Kraus, our Chief Executive Officer.

           Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

           During the past five years, none of our directors or executive officers has:

           (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

           (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

           (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

           (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

                                  COMPENSATION

           The following table provides information relating to compensation for the period from our formation on June 2, 2000 through December 31, 2000, and for the year ended December 31, 2001, for each of our executive officers. The amounts shown include compensation for services in all capacities provided to us.


                                          ANNUAL          LONG-TERM
                                       COMPENSATION      COMPENSATION
                                                            AWARDS
                                       ------------      -------------
NAME AND             PERIOD               SALARY          SECURITIES       ALL OTHER
PRINCIPAL                                                 UNDERLYING     COMPENSATION
POSITION                                                    OPTIONS
---------           --------           -------------     -------------   -------------

JEREMY KRAUS         10/24/00             $14,000             --              --
Chief Executive      to 12/31/00(1)
Officer
                     1/1/01               $50,000(3)         300,000(4)       --
                     to 12/31/01(2)

SAMUEL COHEN         10/24/00             $14,000             --              --
President            to 12/31/00(1)

                     1/1/01
                     to 12/31/01(2)       $50,000(3)         300,000(4)       --

GARRETT MILLER       1/1/01               $50,000(3)         300,000(4)       --
Vice President       to 12/31/01(2)

WILLIAM TAY          6/2/00                --                 --              --
(Chief Executive     to 12/31/00
Officer
prior to Merger)     1/1/01                --                 --            $75,000(5)
                     to 3/22/01



(1) Jeremy Kraus and Samuel Cohen began working for Valesc NJ upon its formation on October 24, 2000.

(2) Our current executive officers were appointed in connection with the closing of the merger on March 22, 2001. However, for services rendered prior to that date, we have entered into employment agreements with each of our current executive officers effective January 1, 2001. The terms of these agreements are substantially identical. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS".

(3) As of December 31, 2001, all salary was accrued and unpaid, except $17,827 paid to Jeremy Kraus, $17,827 paid to Samuel Cohen, and $8,827 paid to Garrett Miller.

(4) Options vest in three tranches of 100,000 shares each on December 31, 2001, 2002 and 2003. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS".

(5) On March 2, 2001, Valesc NJ entered into an agreement with William Tay for consulting services. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND." The agreement provided for a total of $75,000 payable to Mr. Tay in installments from April 2001 through August 2001. To date we have paid approximately $47,000 under the agreement and are continuing to make payments on the remaining amount.



EMPLOYMENT AND RELATED AGREEMENTS

           Effective January 1, 2001, we entered into employment agreements with each of our executive officers containing identical terms. The agreements may be summarized as follows: (A) initial term of three years, with automatic one-year renewal terms thereafter; (B) during each year of the first three years, each executive shall receive: (i) during the first year, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of the total revenue of Valesc and its subsidiaries for such year, up to a maximum of $150,000; (ii) during the second year, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of the total revenue of Valesc and its subsidiaries for such year, up to a maximum of $165,000; and (iii) during the third year, an annual base salary equal to the greater of (a) $60,500 or (b) 2.5% of the total revenue of Valesc and its subsidiaries for such year, up to a maximum of $181,500; (C) the Board of Directors may consider one or more increases in the salary payable to the executive in respect of any renewal term; (D) in the event we are not in a position, due to our then-current financial situation, to make any salary payment(s) to the executives, the unpaid salary shall accrue without interest; and (E) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in our capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in our capital stock, owning a controlling interest in our capital stock or our successor entity; (F) the executives shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors from time to time.

           The total payments deferred pursuant to clause (D) above as of September 30, 2001 is $77,019.

           In addition to the foregoing, each executive has been granted the option to purchase a total of 300,000 shares of common stock in equal installments of 100,000 shares at the end of each year of employment. The options are exercisable for a period of three years following the date of vesting, and the exercise price is as follows: (i) $.25 per share for the 100,000 shares that vest after the first year; (ii) $.50 per share for the 100,000 shares that vest after the second year; and (iii) $.75 per share for the 100,000 shares that vest after the third year. In the event the executive is terminated "without cause" by us or the executive terminates his employment
"for good reason", any options then outstanding that have neither vested nor been terminated as of such date shall vest and become subject to purchase by the executive.

           Effective January 1, 2002 and in connection with our acquisition of OJI Surgical, Inc., OJI entered into an employment agreement with its President, Harry Kraus. The agreement provides as follows: (A) an initial term of one year, with automatic one-year renewal terms thereafter; (B) a monthly salary of $10,800; (C) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in OJI's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in OJI's capital stock, owning a controlling interest in OJI's capital stock; and (D) the executive shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors of OJI from time to time.

INCENTIVE STOCK OPTIONS

           Under our stock option incentive plan approved on April 1, 2001, directors and executive officers may receive options to purchase our common stock. No options may be granted at less than fair market value on the date of the grant. To date, no options have been granted to our directors or executive officers under the plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information furnished to us with respect to the beneficial ownership of our common stock by (i) each executive officer, director and nominee, and by all directors and executive officers as a group, and (ii) each beneficial owner of more than five percent of our outstanding common stock, in each case as of January 1, 2002. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.


TITLE            NAME OF                 AMOUNT AND NATURE OF   PERCENT OF
OF CLASS         BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   CLASS
--------         --------------------    --------------------   ----------

Common           Jeremy Kraus                 4,250,402*          43.78%
Stock            Chairman and Chief
                 Executive Officer

Common           Samuel Cohen                 2,125,201*          21.89%
Stock            President and
                 Director

Common           Garrett Miller               1,062,600*          10.94%
Stock            Vice President
                 and Director

                                              ---------           -----
         Total (all directors and             7,438,203           76.61%
         executive officers as a group)

* Beneficially owned through (i) Atlas Holdings Inc., which owns 87.1% of our common stock and is owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 12.5% by Garrett Miller, our Vice President and Director, and 25% by Samuel Cohen, our President and Director, and (ii) SMT Enterprises Corporation, which owns 2.7% of our common stock and is owned 8.5% by Jeremy Kraus, 2.12% by Garrett Miller and 4.25% by Samuel Cohen through Atlas Holdings Inc.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

           On September 5, 2001, we decided to terminate our relationship with our independent accountants, Stan J.H. Lee, CPA, and engaged Grant Thornton LLP as our independent accountants to audit and report on our financial statements for the period from June 2, 2000 to December 31, 2000. Our Board of Directors approved this decision.

           Stan Lee's reports since our formation on June 2, 2000 do not contain any adverse opinion or a disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope or accounting principles.

           Stan Lee was the beneficial owner of 14,700 shares of our common stock issued on April 20, 2001 upon exercise of an option granted by Valesc NJ, a company we acquired, pursuant to a consulting agreement between Valesc NJ and Stan Lee dated March 2, 2001, for services rendered in connection with the acquisition. Stan Lee's shares should have been cancelled following the acquisition because Stan Lee continued as our independent auditor. On August 23, 2001, we cancelled Stan Lee's shares pursuant to a Stock Cancellation Agreement between us and Stan Lee.

           For our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, we did not have any disagreements with Stan Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Stan Lee, would have caused Stan Lee to make a reference to the subject matter of the disagreement(s) in connection with its report.

           For our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, there were no reportable events with Stan Lee as described in Item 304(a)(1)(iv)(B) of Regulation S-B.

           At no time during our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, and prior to engaging Grant Thornton, did we consult Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement as defined in paragraph 304(a)(1)(iv)(A) of Regulation S-B and the related instructions or a reportable event described in paragraph 304(a)(1)(iv)(B).

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

           Our Financial Statements included in this registration statement have been audited by Grant Thornton LLP, New York, New York, independent certified public accountants, to the extent, and for the periods set forth in their report thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

           On January 1, 2002, we issued options for the purchase of 50,000 shares of our common stock to Hecht & Associates, P.C. Hecht & Associates was our counsel with respect to the preparation and filing of this registration statement. The options are exercisable until January 1, 2007. One half of the options vest upon the filing of Amendment No. 1 to this Registration Statement and the remaining one half vest 10 days after the date on which our shares begin trading. The options are exercisable at $.333 per share, subject to downward adjustment based upon the average trading price for the 10 days after the date on which our shares begin trading.


       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

           We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons by the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On March 23, 2001, Edward Kraus loaned us $23,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 100,000 shares of common stock at $.10 per share, exercisable until February 1, 2003. Edward Kraus is the father of Jeremy Kraus, our Chairman and Chief Executive Officer.

           On July 26, 2001, Harry Kraus loaned us $10,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.01 per share, exercisable until February 1, 2003. On October 3, 2001, Harry Kraus loaned us an additional $25,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.33 per share, exercisable until October 3, 2003. Harry Kraus, the President of OJI Surgical, Inc., is the uncle of Jeremy Kraus, our Chairman and Chief Executive Officer.

           On April 20, 2001, Milton and Golda Toorans loaned us $20,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 50,000 shares of common stock at $.01 per share, exercisable until February 1, 2003. Milton and Golda Toorans are the grandparents of Jeremy Kraus, our Chairman and Chief Executive Officer.

           We entered into employment agreements with each of our three executive officers providing base salaries and options, and Harry Kraus entered into an employment agreement with OJI Surgical. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS."

           On January 1, 2001, we entered into an agreement with Garrett Miller appointing Mr. Miller as a director and providing compensation of $3,000 per month, a 4% equity interest and a 10% commission to Mr. Miller, payable in cash or stock, on total capital raised for us as a result of Mr. Miller's introductions. Mr. Miller earned a total of $12,000 in commissions under the agreement. On March 22, 2001, Mr. Miller's commission earnings and remaining equity were exchanged for a 12.5% equity interest in Atlas Holdings Inc., and all commission arrangements with Mr. Miller were eliminated. Atlas Holdings is also owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 25% by Samuel Cohen, our President and Director, and the remaining 12.5% is owned by approximately nine persons, four of whom are related to Jeremy Kraus.

           On March 2, 2001, Valesc NJ entered into an agreement with William Tay, our sole director, officer and shareholder at the time, to compensate Mr. Tay for consulting services in connection with the acquisition of Valesc NJ. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND." The agreement provided for a total of $75,000 payable to Mr. Tay in installments from April 2001 through August 2001. To date we have paid approximately $47,000 under the agreement and are continuing to make payments on the remaining amount.

           On June 1, 1996, OJI Surgical, Inc. entered into a manufacturer's representative agreement with Acumed, Inc. The agreement has been renewed each year for one-year periods and is currently in effect. The terms of the agreement are consistent with OJI's other manufacturer's representative agreements. See "BUSINESS OF THE COMPANY--BUSINESS." Harry Kraus, the President of OJI, served as a director of Acumed from 1990 to 1999.

                       FINANCIAL STATEMENTS AND REPORTS OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






                                    I N D E X

                                                                          Page
VALESC INC.
-----------
Report of Independent Certified Public Accountants ....................    F- 2
Financial Statements of Valesc Inc.
     Balance Sheet ....................................................    F- 3
     Statement of Operations ..........................................    F- 4
     Statement of Shareholders' Equity (Deficit) ......................    F- 5
     Statement of Cash Flows ..........................................    F- 6
Notes to Financial Statements .........................................    F- 7

OJI SURGICAL, INC.
------------------
Report of Independent Certified Public Accountants ....................    F-13
Financial Statements of OJI Surgical, Inc.
     Balance Sheets ...................................................    F-14
     Statements of Operations and Retained Earnings
        (Accumulated Deficit) .........................................    F-15
     Statements of Cash Flows .........................................    F-16
Notes to Financial Statements .........................................    F-17

PRO FORMA COMBINED CONDENSED
----------------------------
Pro Forma Combined Condensed Financial Statements
     Condensed Pro Forma Balance Sheets ...............................    F-23
     Condensed Pro Forma Income Statements ............................    F-25
Notes to Financial Statements .........................................    F-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Board of Directors
VALESC INC.

We have audited the accompanying balance sheet of Valesc Inc. (a development stage company) as of December 31, 2000, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (October 24, 2000) to December 31, 2000 then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valesc Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Valesc Inc. will continue as a going concern. As more fully described in Note B, the Company has incurred recurring operating losses and negative cash flows from operations, which resulted in an accumulated deficit, and shareholders' deficiency at December 31, 2000. Further, the Company does not yet have an operating business. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                         /s/ GRANT THORNTON LLP





New York, New York
September 10, 2001




                                   Valesc Inc.
                          (a development stage company)

                                 BALANCE SHEETS


ASSETS
                                                             SEPTEMBER 30               DECEMBER 31,
Current Assets                                              2001 (unaudited)               2000
                                                             ------------            -----------------
Cash                                                           $ 41,385                   $  24,667
                                                               --------                    ---------
Total Current Assets                                             41,385                   $  24,667
Property and equipment,
  net of accumulated depreciation of $119
  at December 31, 2000 and $655 at
  September 30, 2001                                                775                       1,311
                                                               --------                   ---------
Deferred Financing Costs, net of
  accumulated amortization of $4,213                             35,566                        --
                                                               --------                   ---------

Total Assets                                                   $ 77,726                   $  25,978
                                                               ========                   =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
Accounts payable                                               $251,484                   $   3,367
Accrued expenses and other current liabilities                  229,161                     123,611
Officers' salaries payable                                       77,019                        --
                                                               --------                   ---------
Total current liabilities                                       557,664                     126,978

Notes Payable - long term, net of debt
  discount of $100,273                                           72,727                         --
                                                               --------                   ---------
Total Liabilities                                               630,391                    126,978

Commitments and contingencies

Shareholders' equity (deficit)
Preferred stock; $.0001 par value;
20,000,00 shares authorized, none issued and outstanding            --                         --
Common stock, $.0001 par value;
100,000,000 shares Authorized;
4,388,004 and 9,352,548 shares issued and outstanding                47                          19
  of December 31, 2000 and September 30, 2001, respectively.

Additional paid-in capital                                      501,520                      92,481
Accumulated deficit                                          (1,054,232)                   (193,500)
                                                             ----------                   ---------
Total shareholders' equity (deficiency)                        (552,665)                   (101,000)
                                                             ----------                   ---------
Total liabilities and shareholder' equity (deficiency)       $   77,726                   $  25,978
                                                             ==========                   =========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                   Valesc Inc.
                          (a development stage company)
                             STATEMENT OF OPERATIONS

                                                     Period from inception     Nine Months Ended           Cumulative from
                                                     (October 24, 2000) to     September 30, 2001    inception (October 24, 2000)
                                                       December 31, 2000         (unaudited)             to September 30, 2001
                                                       -----------------         -----------             ---------------------



Net sales                                                    $      --

Selling, general and administrative expenses                     193,500           612,174                      805,674
Equity based compensation expense                                   --             140,830                      140,830
Merger Expense                                                      --              75,000                       75,000
                                                             -----------         ---------                   ----------
Total Expenses                                                   193,500           828,004                    1,021,504
                                                             -----------         ---------                   ----------
Interest Expense (including noncash
accretion of $25,537)                                               --             32,728                        32,728
                                                             -----------         ---------                   ----------
NET INCOME (LOSS)                                            $  (193,500)        $(860,732)                 $(1,054,232)
                                                             ===========         =========                   ==========

Basic and diluted income (loss) per share                    $      (.02)        $    (.09)
                                                             -----------         ---------                   ----------

Weighted average shares outstanding used
in Computing basic and diluted income (loss)                   8,690,008         9,090,599
per common share (as adjusted for stock split)




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                   Valesc Inc.
                          (a development stage company)
                 STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

          Period from inception (October 24, 2000) to December 31, 2000 and the nine months ended September 30, 2001 (unaudited)



                                                 Common Stock
                                         ----------------------------------------------------------------------
                                         Number of      Value       Additional    Accumulated    Total
                                           Shares                 Paid-In Capital   Deficit   Shareholders'
                                                                                                Equity
                                                                                              (Deficiency)
                                         -----------------------------------------------------------------------
Balance, October 24, 2000
(date of inception)                               --     $    --     $    --     $    --      $    --

Issuance of common stock to founders         4,203,004        --          --          --           --

Issuance of common stock to cash investors     185,000        19        92,481        --         92,500

Net income (loss) for period ended
December 31, 2000                                 --          --          --      (193,500)    (193,500)
                                             ---------   ---------   ---------   ---------    ---------

Balance, December 31, 2000                   4,388,004   $    19     $  92,481   $(193,500)   $(101,000)
                                             =========   =========   =========   =========    =========





                                   Valesc Inc.
                          (a development stage company)
                      Nine Months Ended September 30, 2001

           Statement of Shareholders' Equity (Deficiency) (unaudited)




                                                                         Common Stock                                  Total
                                                                   ---------------------     Additional             Shareholders'
                                                                     Number        Par        Paid-in   Accumulated    Equity
                                                                  of Shares       Value      Capital     Deficit   (Deficiency)
                                                                   ---------       -----      -------     -------   ------------


Balance, December 31, 2000                                         4,388,004          $19   $  92,481   $(193,500)   $(101,000)
Contribution of Cash by Founders                                      --              --        4,017                    4,017
Issuance of common stock to cash investors                           127,303           13      64,237                   64,250
Issuance of common stock for services
rendered, net                                                         78,000            7      34,293                   34,300
Allocation of a portion of proeeds of notes                                                   125,810                  125,810
payable to warrrants
2:1 stock split                                                    4,482,004         --          --                       --
Shares issued in connection with merger                              277,237         --          --                       --
Compensatory charge - stock options to officers                                                56,250                   56,250
Compensatory charge - warrant issued with
equity line of credit                                                   --           --        39,780                   39,780
Compensatory charge - shares of Atlas issued
to an officer of the Company                                            --           --        84,580                   84,580
Purchase of common stock by service providers,
at fair value                                                           8,000           8          72                       80
Net loss for the nine months ended September 30,
2001 (unaudited)                                                        --           --       501,520    (860,732)    (860,732)
                                                                    ---------       ------   --------    --------    ---------

Balance, September 30, 2001 (unaudited)                             9,360,548         $47    $501,520  $(1,054,232)  $(552,665)
                                                                    =========       ======   ========  ===========   =========







THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.





                                   Valesc Inc.
                          (a development stage company)
                             STATEMENT OF CASH FLOWS
                                                                                                        Cumulative from inception
                                                              From inception       Nine Months Ended       (October 24, 2000)
                                                             (October 24, 2000)    September 30, 2001     to September 30, 2001
                                                             to December 31, 2000     (unaudited)               (unaudited)
                                                             ------------------    ------------------     ---------------------

Cash flows from operating activities
       Net income (loss)                                           $(193,500)         $ (860,732)             $ (1,054,232)
       Adjustments to reconcile net loss to
          net cash used in operating activities
           Depreciation and amortization                                 119               4,749                     4,868
           Equity based compensation charges                                             140,830                   140,830
           Noncash interest accretion                                                     25,537                    25,537
           Shares issued for services rendered                                            34,300                    34,300
           Changes in assets and liabilities
                 Accounts payable                                      3,366             248,117                   251,483
                 Accrued expenses and other current
                    liabilities                                      123,611             105,572                   229,183
                 Accrued officers' salaries                            --                 77,019                    77,019
                                                                   ---------          ----------                ----------
Net cash used in operating activities                                (66,404)           (224,608)                 (291,012)

Cash flows from investing activities
       Purchase of equipment                                          (1,429)              --                       (1,429)
                                                                   ---------          ----------                ----------
Net cash used in investing activities                                 (1,429)                                       (1,429)

Cash flows from financing activities
       Proceeds from private placement and issuance of stock          92,500              64,309                   156,809
       Proceeds from notes payable                                      --               173,000                   173,000
       Contribution of cash by founders                                 --                 4,017                     4,017
                                                                   ---------          ----------                ----------
Net cash provided by financing activities                             92,500             241,326                   333,826
                                                                   ---------          ----------                ----------
Net increase in cash                                                  24,667              16,718                    41,385

Cash at beginning of period                                             --                24,667                      --
                                                                   ---------          ----------                ----------

Cash at end of period                                              $  24,667              41,385                    41,385
                                                                   =========          ==========                ==========

Supplemental disclosures of cash flow information:
Cash paid during the period for interest                           $    --            $    --                   $    --
                                                                   =========          =========                 =========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                   Valesc Inc.
                          (a development stage company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

NOTE A - DESCRIPTION OF BUSINESS

1. DESCRIPTION OF BUSINESS ENTITIES

Valesc Inc., a New Jersey corporation (Valesc NJ) was incorporated on October 24, 2000, and at the date of inception was owned 100% by Atlas Holdings Inc. On March 21, 2001, Valesc NJ executed a 2:1 stock split. Atlas Holdings is owned 50% by Jeremy Kraus, the Company's Chairman and Chief Executive Officer, 25% by Samuel Cohen, the Company's President and Director and, 12.5% by Garrett Miller, the Company's Vice President and Director.

NetCentral Capital Fund, Inc. (NetCentral) was incorporated in the State of Delaware on June 2, 2000, for the specific purpose of providing a method, through a merger or otherwise, for a foreign or domestic private company to become a reporting company with a class of registered securities. NetCentral had a single shareholder. It had no operating business from the date of inception until March 22, 2001. At March 22, 2001, NetCentral had no assets. From inception through March 22, 2001 NetCentral had no revenues and expenses of approximately $30,000 of professional fees relating to the formation. On March 21, 2001, NetCentral had a 1:18.04 reverse stock split, and thereafter had 277,237 shares outstanding.

2. DESCRIPTION OF MERGER BETWEEN VALESC AND NETCENTRAL

On March 22, 2001, Valesc NJ was acquired by NetCentral (the "Merger") for 8,964,008 shares of Common Stock, which were exchanged on a 1-for-1 basis with Valesc NJ stock. Simultaneously therewith, the Directors of NetCentral resigned, and the Company was renamed "Valesc Inc." (the "Company"). After the Merger, Atlas Holdings Inc. owned 8,458,548 or 90.4% of the outstanding Common Stock of the Company.

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Valesc NJ for the net monetary assets of NetCentral, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (NetCentral) are those of the "accounting acquirer" (Valesc
NJ), Earnings (loss) per share ("EPS") are calculated to reflect the Company's change in capital structure for all periods presented.

Costs associated with merger were expensed as incurred.

3. DESCRIPTION OF BUSINESS PLAN

The Company currently does not have any operations. The Company's immediate goal is to acquire profitable sales and distribution organizations offering medical products. The Company's ability to commence operations is contingent upon the Company's ability to identify a prospective target meeting the acquisition criteria, persuade the principals of the target to be acquired by the Company on favorable economic terms and raise the capital required through the issuance of equity securities, debt securities, bank borrowings or a combination thereof to properly finance the integration of these companies. The Company's plans include the development and completion of a software platform specifically designed for smaller sales and distribution organizations. The Company is in the development stage.

4.   RESTATEMENT

The financial statements (substantially all accounts) of the Company for the period ended December 31, 2000 have been restated. See Note I.

NOTE B - LIQUIDITY AND GOING CONCERN

The accompanying financial statements of the Company have been prepared assuming the Company will continue as a going concern. No adjustment has been made for this uncertainty. The Company has invested a significant amount of its effort and cash in the development of its business plan. As of December 31, 2000, the Company has an accumulated deficit of approximately $193,000. For the period ended December 31, 2000, the Company had net losses of approximately $193,000, and generated negative cash flows from operations of $66,000. The Company will be required to seek external financing to continue developing its business plan and to consummate planned acquisitions. Operating losses are expected to continue in 2001.

Management's plans with respect to its liquidity issues include the following:

     o The Company has obtained an equity line of credit which provides a financing vehicle for the Company - see Note D-4.
     o The Company is in the process of completing the registration of its common stock, which would allow it to commence drawing on the equity line of credit and to consummate of acquisitions
     o Completion of due diligence and financing arrangements to allow for the consummation of acquisitions
     o Raise additional funding through the sale of debt and equity instruments to fund activities.
     o From January through September 2001, the Company received proceeds from the issuance of debt and common stock of $240,000.

To date, the Company has supported its activities through debt and equity investments. Management plans to continue to seek the funding required to finance operations as the Company commences its business plan of locating suitable acquisition targets and consummating transactions to acquire such companies. Failure to find additional financing, create a public market for its stock, and consummate acquisition agreements could negatively impact the Company's ability to continue as a going concern.

NOTE C - ACCOUNTING POLICIES

1. EARNINGS (LOSS) PER SHARE

Basic loss per share for the year ended December 31, 2000 is computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the loss for the period by the weighted average number of common shares adjusted for the dilutive effect of any potential common shares issuable during the period. The amount of options or warrants not considered in the loss per share calculation because their effect was antidilutive was 0 and 1,327,000 for the periods ended December 31, 2000 and September 30, 2001, respectively. Earnings
(loss) per share are calculated to present the change in capital structure for all periods presented.

2. USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Significant estimates that affect the financial statements include, but are not limited to, the valuation of options and warrants granted.

3. CONCENTRATIONS OF CREDIT RISK

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and trade accounts payable. The Company considers the book values of these investments to be indicative of their respective fair values.

4. CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization of assets are computed using the straight-line method over the estimated useful lives of the related assets which range from three to five years. For tax purposes, assets are depreciated using accelerated methods, as permitted by the Internal Revenue Code.

6. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is more likely than not that some portion or all of a deferred tax asset will not be realized.

7. LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment losses were recorded in 2000.

8. RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. The company has incurred no research and development expenses to date.

9. STOCK-BASED COMPENSATION

As permitted by the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, the Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for stock options issued to employees is based on the difference, on the date of grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is complete.

10. ADVERTISING COSTS

Advertising costs are expensed when incurred. The company has incurred no advertising expenses to date.

11. RECENT ACCOUNTING PRONOUNCEMENTS

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments." SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an company recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in the period of change. The Company believes that the adoption of SFAS 133 will have no impact on our financial position or results of operations.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company's policies on revenue recognition will be consistent with this bulletin.

In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensations - and Interpretation of APB No. 25." FIN 44 clarifies the application of APB 25 for certain issues including: (a) the definition of an employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the definition of the date of granting employee stock options, and (d) the accounting consequences of various modifications to the terms of a previously fixed stock option or award. FIN 44 became effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which became effective after December 15, 1998. The Company adopted the provisions for the definition of the grant date for options whose grant was subject to stockholder approval.

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142 Goodwill and Tangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows:

o all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

o intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

o goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective September 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

o effective September 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

o all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

In August 2001, the FASB issued Statement of Financial Accounting Standards No.144, "Accounting for the Impairment of Disposal of Long-Lived Assets" ("SFAS 144"). This statement is effective for fiscal years beginning after December 15, 2001. This supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," while retaining many of the requirements of such statement.

Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.

12. INTERIM FINANCIAL STATEMENTS (unaudited)

The accompanying balance sheet as of September 30, 2001 and the statements of operations for the nine months ended September 30, 2001 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 2001, results of operations and cash flows for the nine months ended September 30, 2001. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

NOTE D - CAPITAL STOCK

NetCentral's authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. Holders of Common Stock do not have preemptive rights to subscribe to any of our additional shares. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable. The Company has not designated any terms for the preferred stock.

1. COMMON STOCK ISSUANCES

During 2000, the Company issued 370,000 shares (as adjusted for the stock split) of common stock for aggregate net proceeds of $92,500. The shares were offered to employees, directors, related party investors and non-related investors.

From January 1 to September 30, 2001, the Company issued 135,303 (as adjusted for the stock split) shares of common stock for aggregate net proceeds of $66,869. The shares were offered to employees, directors, related party investors and non-related investors.

2. WARRANTS

From January 1, 2001 through September 30, 2001, an aggregate of 429,000 warrants were issued in connection with the notes payable with a face value of $173,000 (See Note E). Proceeds of approximately $126,000 will be allocated to these warrants. The assumptions used in determining the warrant valuation using the Black-Scholes option pricing model are risk-free interest rate (4.72%), volatility factor (45%), fair value ($0.33) and term of warrants (1 - 2.5 years). Further, for purposes of this calculation the Company assumed the maximum number of warrants would be issued or exercised at the lowest price indicated in the terms of the warrant agreement. The terms of these warrants are summarized as follows:

     o 15,000 of these warrants are exercisable at $.25 per share through December 31, 2003.

     o 50,000 of these warrants are exercisable at $.01 per share through February 1, 2004.

     o 100,000 of these warrants are exercisable at $.10 per share through February 2, 2004.

     o The Company also issued warrants with an exercise price of $.01 through December 19, 2003. The number of shares permitted to be exercised under these warrants is pre-set based upon the date the note payable is repaid - 120,000 if repaid prior to February 2, 2002, 150,000 if repaid between February 3, 2002 and August 1, 2002, and 200,000 if repaid after August 1, 2002.

     o 64,000 warrants, with an exercise price of $.01 per share, were issued in connection with $25,000 of the notes payable. The number of shares permitted to be exercised under these warrants is pre-set based upon the date the note payable is repaid - 11,500 if repaid prior to February 2, 2002, 39,000 if repaid between February 3, 2002 and August 1, 2002, and 64,000 if repaid after August 1, 2002.

3. STOCK OPTION PLAN

On April 6, 2001, the Company adopted a Stock Option Plan (the Option Plan). The Option Plan authorized the granting of both incentive and nonqualified stock options to employees for up to 1,500,000 shares of common or preferred stock to officers, directors and key employees. The objectives of the Option Plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees with the opportunity to acquire both Common and Preferred Stock. Options under the Company's Option Plan generally vest over a four-year period, and generally expire ten years after the grant date.

On January 1, 2001 900,000 stock options were granted pursuant to employment contracts (See Note G-2). 300,000 of the granted shares become exercisable on each of December 31, 2001, 2002 and 2003.

The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. As discussed in Note G-2, the Company has issued stock options to its three executive officers. The exercise price of the first-year element of the stock option grant is below the fair value of the Company's stock, therefore a compensation charge of $75,000, computed under the intrinsic value method, will be recognized over the one-year vesting period. The second and third-year elements contain an exercise price at or above the fair value of the Company's stock at the date of grant and therefore no compensatory charge has been recorded.

4. OTHER STOCK OPTIONS

The Company recorded expenses of $38,000 and $218,000 in the periods ended December 31, 2000 and March 31, 2001 for expenses incurred by several consultants, representing the estimated fair value of the services rendered. In March 2001 the Company issued equity instruments in lieu of cash for such expenses incurred. The Company initially issued 512,700 shares to such consultants pursuant to cashless-exercise agreements entered into to discharge the liabilities. In September 2001, the Company informed the consultants that the agreements were invalid and required revision. All but 78,000 of the initially issued shares were rescinded or cancelled. The Company continues to carry the costs of these services in accrued expenses for those consultants whose shares were rescinded or cancelled. The consultants who agree to retain 70,000 of the 78,000 shares were required to enter into a promissory note (bearing interest at 3% per annum, commencing six months after issuance) to the Company for the fair value ($.33) of the shares granted. The promissory note requires payment of amounts due the Company upon sale of the underlying shares by the holder. The consultant holding 8,000 of such shares paid the company for the shares in July 2001.

5. THE INVESTMENT AGREEMENT WITH SWARTZ

On June 7, 2001 as amended on August 29, 2001 and September 26, 2001 the Company entered into an Investment Agreement with Swartz Private Equity, LLC (Swartz) under which the Company, from time to time, has the option to issue Swartz shares of Common Stock up to a maximum aggregate offering amount of $20,000,000. Under the Investment Agreement, shares are issued to Swartz, and Swartz pays for the shares in transactions referred to as Puts. The Company has the right, at its sole discretion, to put shares of its Common Stock, to Swartz, which Swartz must purchase, for a dollar amount of up to $2.0 million in each Put, subject to additional limitations on the timing of our exercise of Put rights and on the number of shares Swartz is obligated to purchase. The Company's right to Put shares to Swartz is for a period of three years beginning on the effective date of the registration statement of which this Prospectus is a part.

The purchase price to be paid for the Put Shares by Swartz is equal to the lesser of (i) the Market Price (as defined below), minus $.09, or (ii) 91% of the Market Price. The Market Price for each Put equals the average of the two lowest volume weighted average trading prices of the shares of Common Stock during the Pricing Period (as defined below) for the applicable Put. The Pricing Period means, unless otherwise shortened under the terms of the Investment Agreement, the period beginning on the business day immediately following the Put Date (as defined below) and ending on and including the date which is 20 business days after such Put Date. The Put Date is the date that is specified in a written notice delivered to Swartz (the Put Notice) in which the Company notifies Swartz of our intention to commence a Put.

The Company has the option, on the date of notification to Swartz of a Put, to designate a minimum price for the shares to be purchased by Swartz in the Put which is no greater than the lesser of 80% of the closing bid price of our Common Stock on the day preceding the notice or the closing bid price on that day minus $.14. If the Company designates a minimum price, Swartz must pay at least that price for our Common Stock.

As consideration for entering into the Investment Agreement, the Company granted to Swartz a warrant to purchase 780,000 shares of our Common Stock (the Commitment Warrants). The exercise price for the Commitment Warrants is: $1.00, provided that on the date six months after the date of issuance of the warrants, or October 24, 2001, and on each six month anniversary thereafter, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

For financial reporting purposes, the Company computed the value of the warrant using the Black-Scholes model and assuming a $1.00 exercise price. The resultant value is considered a deferred offering cost and will be amortized over the life of the equity agreement. To the extent the exercise price per share is adjusted pursuant to the formulas mentioned above, the Company will record additional deferred offering costs.

The Put Shares have demand registration rights and the Commitment Warrants have piggyback registration rights, semi-annual reset provisions and a 5-year term. The Swartz agreement contains certain penalties if the Company does not execute minimum financings under this agreement.

6. TRANSACTION WITH GARRETT MILLER

In January 2001, the Company entered into an agreement with Garrett Miller, whereby he would exchange purchased shares and earned (through investment commissions and equity-based compensation) shares of Valesc Inc. for shares of Atlas Holdings. The Company recorded a charge to operations of approximately $84,000 related to the equity-based compensation.

NOTE E - NOTES PAYABLE

1. RELATED PARTY NOTES

During the period ended September 30, 2001, the Company received advances from related parties aggregating $53,000. These notes included detachable warrant as summarized in Note D-2. These loans bear interest at a rate of 14% per annum, none of which has been paid to date. Each of the notes are due in 2003, and are guaranteed by the company's officers and directors. Of the total proceeds of this financing, approximately $47,500 was allocated to warrants (Note E). Interest expense resulting from the accretion of the loan balance to its face value was approximately $13,700 for the nine months ended September 30, 2001.

2. NON-RELATED PARTY NOTES

During the period ended September 30, 2001, the Company issued notes to non-related parties aggregating $120,000. One loan ($5,000) bears interest at a rate of 10% per annum, and the second loan ($100,000) and third loans ($15,000) bear interest at a rate of 14% per annum, none of which has been paid to date. $100,000 of these notes are due in December 2002, $5000 due in September 2001, and $15,000 due May 23, 2003. Payment of these notes are guaranteed by the company's officers and directors. These notes included detachable warrants. Of the total proceeds of this financing, approximately $78,500 was allocated to warrants (Note E). Interest expense resulting from the accretion of the loan balance to its face value was approximately $11,800 for the nine months ended September 30, 2001.

NOTE F - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement and income tax purposes under enacted tax law and rates. At December 31, 2000, the Company has a net operating loss carryforward of approximately $190,000, which expires in 2015. Deferred tax assets arise from these net operating loss carryforwards, organization costs and certain accruals. The Company has fully reserved all deferred tax assets due to the uncertainty of realization.

Changes in ownership resulting from transactions among our stockholders and sales of common stock by us, may limit annual realization of the tax net operating loss carryforwards that could become available under Section 382 of the Internal Revenue Code.

NOTE G - COMMITMENTS AND CONTINGENCIES

1. LEASES

The Company leased office space under an operating lease that expired in June 2001. The Company does not currently lease any office space. Rental expense amounted to approximately $3,300 for the period ended December 31, 2000.

2. EMPLOYMENT AGREEMENTS

Effective January 1, 2001, the Company entered into employment agreements with each of the three executive officers containing identical terms. The agreements are summarized as follows: (A) initial term of three years, with automatic one-year renewal terms thereafter; (B) during each year of the first three years, each executive shall receive: (i) during the first year, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $150,000;
(ii) during the second year, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $165,000; and (iii) during the third year, an annual base salary equal to the greater of (a) $60,500 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $181,500; (C) the Board of Directors may consider one or more increases in the salary payable to the executive in respect of any renewal term; (D) in the event the Company is not in a position, due to our then-current financial situation, to make any salary payment(s) to the executives, the unpaid salary shall accrue without interest; (E) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any change of control, defined as the sale of a controlling interest in the Company's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in our capital stock, owning a controlling interest in our capital stock or our successor company; (F) the executives shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors from time to time.

In addition to the foregoing, each executive will be granted the option to purchase a total of 300,000 shares of Common Stock in equal installments of 100,000 shares at the end of each year of employment. The options shall be exercisable for a period of three years following the date of vesting, and the exercise price shall be as follows: (i) $.25 per share for the 100,000 shares that vest after the first year; (ii) $.50 per share for the 100,000 shares that vest after the second year; and (iii) $.75 per share for the 100,000 shares that vest after the third year. In the event the executive is terminated without cause by Company or the executive terminates his employment for good reason, any options then outstanding that have neither vested nor been terminated as of such date shall vest and become subject to purchase by the executive.

3. LITIGATION

A shareholder of a predecessor of Atlas Holdings filed a suit against the predecessor company seeking additional stock ownership of Atlas Holdings. The case was dismissed for failure to prosecute. Management of Atlas believes there are valid and meritorious defenses to such claim, if the suit is re-filed.

NOTE I - RESTATEMENT OF FINANCIAL STATEMENTS

The financial statements have been restated for all periods presented to reflect the 2-for-1 stock split, effective March 23, 2001. In addition, the financial statements have been restated for all periods to reflect corrections to the Company's previously filed financial statements.

The results of these restatements are as follows:


                                         As originally                     As
                                            filed         Adjustments   restated
                                            -----         -----------   --------
DECEMBER 31, 2000
-----------------

Fixed assets
Organization expenses                   $    400           $  910       $  1,310
Accounts payable                             967             (967)             0
Accured expenses and other current             0            3,367          3,367
    liabilities                                0          123,611        123,611
Common stock                              92,500          (92,481)            19
Additional paid in capital                     0           92,481         92,481
Accumlated deficit                        66,466          127,034        193,500
Selling, general and administrative
        expenses                          66,466          127,034        193,500
Net loss                                  66,466          127,034        193,500
        Loss per share-basic and
        diluted                         $  0.002          $  0.02       $  0.02
        Weighted average number
             of shares                 3,754,444        4,935,564     8,690,008

NOTE J - SUBSEQUENT EVENTS

During October 2001, the Company received an aggregate of $30,000 for issuance of 90,000 shares of common stock to non-related investors. Proceeds were used for working capital purposes.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
OJI SURGICAL, INC.


We have audited the accompanying balance sheets of OJI Surgical, Inc. (an Oregon Corporation and a wholly-owned subsidiary of SMT Enterprises Corporation) as of December 31, 2000 and 1999, and the related statements of operations and retained earnings (accumulated deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OJI Surgical, Inc. as of December 31, 2000, and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note B, the Company has incurred operating losses and has negative working capital. Further, the Company currently does not have an available credit facility. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of liabilities that may result from the outcome of this uncertainty.




                                        /s/  Grant Thornton LLP

New York, New York
December 14, 2001



                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                                 BALANCE SHEETS

        At December 31, 2000 and 1999 and September 30, 2001 (unaudited)


Assets

                                                              September 30, December 31, December 31,
                                                                  2001         2000       1999
                                                               (unaudited)

Current Assets
     Cash                                                       $ 15,050    $  1,680    $  4,480
     Accounts Receivable, net                                     13,904      20,682      37,781
     Prepaid Expenses and other                                     --         1,141         871
                                                                --------    --------    --------
Total current assets                                              28,954      23,503      43,132
     Property, Plant and Equipment
     Office Equipment                                             12,691       9,306       8,908
     Vehicle                                                      30,126      30,126      30,126
     Accumulated Depreciation                                    (31,176)    (25,558)    (18,546)
                                                                --------    --------    --------
Total Property, Plant and Equipment, net                          11,641      13,874      20,488
                                                                --------    --------    --------
Total Assets                                                    $ 40,595    $ 37,377    $ 63,620
                                                                ========    ========    ========

        Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
     Line of Credit Payable                                     $   --      $  8,623    $ 12,418
     Note Payable                                                   --          --         6,685
     Accounts Payable                                             11,234      31,680      36,580
     Corporate Taxes Payable (Refundable)                          6,732       1,352        (818)
     Accrued Salary and Related Costs                             10,956       3,867       8,115
                                                                --------    --------    --------
Total Current Liabilities                                         28,922      45,522      62,980

Commitments and Contingencies

Stockholder's Equity (Deficit)
     Common Stock, 1,000 shares authorized, no par value; 100      1,000       1,000       1,000
     shares issued and outstanding
     Retained earnings (accumulated deficit)                      10,673      (9,145)       (360)
                                                                --------    --------    --------
Total Stockholder's Equity (Deficit)                              11,673      (8,145)        640
                                                                --------    --------    --------
Total Liabilities and Stockholders' Equity (Deficit)            $ 40,595    $ 37,377    $ 63,620
                                                                ========    ========    ========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                          STATEMENTS OF OPERATIONS AND
                     RETAINED EARNINGS (ACCUMULATED DEFICIT)

               For the Years Ended December 31, 2000 and 1999 and
              the Nine Months Ended September 30, 2001 (unaudited)

                                                        Nine Months Ended    Year Ended    Year Ended
                                                        September 30, 2001  December 31,  December 31,
                                                          (unaudited)         2000           1999
Revenues

Revenues from product sales and service income             $  20,765      $ 217,772      $ 384,078
Commission Income                                            181,900        262,918        273,638
                                                           ---------      ---------      ---------
Total Revenue                                                202,665        480,690        657,716

Cost of revenues                                              11,939         99,315        194,960
                                                           ---------      ---------      ---------
Gross Profit                                               $ 190,726      $ 381,375      $ 462,756

Expenses

General and Administrative Expenses                        $ 138,674      $ 251,629      $ 346,528
Selling Expenses                                              26,704        135,261        157,927
Interest Expense, net                                            150          1,918            848
                                                           ---------      ---------      ---------
Total Expenses                                               165,528        388,808        505,303
                                                           ---------      ---------      ---------

Net Income (LOSS) before Income Taxes                         25,198         (7,433)       (42,547)

Income Tax Expense (benefit)                                   5,380          1,352           (818)
                                                           ---------      ---------      ---------
NET INCOME (LOSS)                                             19,818         (8,785)       (41,729)

Retained Earnings (accumulated deficit), beginning of         (9,145)          (360)        41,369
period
                                                           ---------      ---------      ---------

Retained earnings (accumulated deficit), end of period     $  10,673      $  (9,145)     $    (360)
                                                           =========      =========      =========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.




                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                            STATEMENTS OF CASH FLOWS

               For the Years Ended December 31, 2000 and 1999 and
              the Nine Months Ended September 30, 2001 (unaudited)

                                                                   Period Ended     Year Ended   Year Ended December
                                                                 September 30,     December 31,      31, 1999
                                                                2001 (unaudited)       2000
Cash flows from operating activities
     Net earnings (loss)                                             $ 19,818      $ (8,785)     $(41,729)
Adjustments to reconcile net earnings (loss) to net cash
 Provided by (used in) operating activities
     Depreciation                                                       5,618         7,012         6,667
 Changes in assets and liabilities
     Accounts receivable                                                6,778        17,099        49,916
     Prepaid expenses and other                                         1,141          (270)        3,183
     Accounts payable, income taxes payable and accrued expenses       (7,976)       (6,976)      (20,743)
                                                                     --------      --------      --------
Net cash provided by (used in) operating activities                    25,379         8,080        (2,706)

Cash flows from investing activities
    Purchase of Office Equipment                                       (3,386)         (400)         (180)
                                                                     --------      --------      --------

Net cash used in investing activities                                  (3,386)         (400)         (180)

Cash flows from financing activities
     Borrowing (repayment) under line of credit                        (8,623)       (3,795)        1,310
     Repayment of Notes Payable                                          --          (6,685)       (8,396)
                                                                     --------      --------      --------
Net cash used in financing activities                                  (8,623)      (10,480)       (7,086)
                                                                     --------      --------      --------

         NET INCREASE (DECREASE) IN CASH                               13,370        (2,800)       (9,972)

Cash - beginning of period                                              1,680         4,480        14,452
                                                                     --------      --------      --------

Cash  - end of period                                                $ 15,050      $  1,680      $  4,480
                                                                     ========      ========      ========

Supplemental disclosures of cash flow information:
    Cash paid (refund) during the period for
       Interest                                                          168          2,271         1,778
       Income taxes                                                      --            (818)          767



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2000 and 1999

NOTE A - NATURE OF OPERATIONS

     Founded as an Oregon corporation in 1988, OJI Surgical, Inc. ("OJI" or the "Company") is a manufacturer's representative for medical devices and health care products, primarily in the orthopedic field. The company serves customers in the Pacific Northwest of the US from its Portland, Oregon base.

     In 1999, the Company was purchased from Harry Kraus, its current President, founder and then sole shareholder by SMT Enterprises Corporation ("SMT"), a Delaware company. SMT was an inactive company prior to this transaction. SMT received 100% of the outstanding stock of the Company in exchange for 32% of its outstanding stock. Edward Kraus, the brother of Harry Kraus is the President of SMT and Robert Kraus, Harry Kraus's brother and Jeremy Kraus, Harry Kraus's nephew are also members of the board of SMT.

     Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of SMT, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (SMT) are those of the "accounting acquirer" (OJI).

     Cost associated with merger were expensed as incurred.

NOTE B - LIQUIDITY AND GOING CONCERN

     The accompanying financial statements of the Company have been prepared assuming the Company will continue as a going concern. No adjustment has been made for this uncertainty. For the period ended December 31, 2000 and 1999, the Company had net losses of $8,785 and $41,729, respectively. Further, the Company does not currently have a credit facility in place or a significant asset base. Although the company does not have significant financial commitments, any sustained period of losses or changes in the business climate may require the company to seek additional financing. SMT does not have significant financing available to support OJI. The Company may be unable to obtain such financing, or be unable to negotiate favorable terms should the need arise, and therefore impact the Company's ability to continue as a going concern.

     The Company was acquired by Valesc Inc. on December 17, 2001. The financial statements of Valesc Inc. contain an explanatory paragraph with respect to Valesc's ability to continue as a "going concern" in its financing statements as of December 31, 2000. (See Note H-1)

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1.  REVENUE RECOGNITION

         The Company's distribution revenues are derived both from the sale of new products and the refurbishing of used products. Revenue is recognized as products are delivered to customers.

         Commissions as a manufacturers' representative on new product sales are recorded in the period during which the underlying product sale occurs.

     2.  CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments purchased having maturities of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 1999 or 2000 or September 30, 2001.

                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2000 and 1999

NOTE C (CONTINUED)

     3.  PROPERTY, EQUIPMENT AND DEPRECIATION

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes, and accelerated methods for tax purposes, over the following estimated useful lives:

                                                           YEARS

                           Office Equipment                 5-7
                           Vehicle                           5

         Whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable, management assesses the recoverability of the asset. It is possible that the actual cash flows that result will be insufficient to recover the carrying amount of certain of these intangibles. The Company considers continued operating losses and significant and long-term changes in the industry to be factors in the impairment of the carrying value of long-lived assets.

     4.  INCOME TAXES

         The company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires, among other things, an assets and liabilities approach for financial accounting and reporting of deferred income taxes. In addition, the deferred tax liabilities and assets are required to be adjusted for the effect of any future changes in the tax law or rates. Deferred income taxes arise principally from the use of the cash-basis for income tax purposes. A valuation allowance is provided if it is more likely than not that some portion or all of deferred tax assets will not be realized.

     5.  CONCENTRATIONS OF CREDIT RISK

         Product sales from a relatively few suppliers account for a substantial portion of the Company's revenues. During the period ended September 30, 2001, product sales from two suppliers accounted for 55% of net sales (31% and 24%). For the year ended December 31, 2000, product sales from two suppliers accounted for 23% of revenues (12% and 11%). For the year ended December 31, 1999, product sales from two suppliers accounted for 34% of net sales (22% and 12%). There were no individual customers that accounted for more than ten percent of total revenues during 1999, 2000 or the first nine-months of 2001.

                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2000 and 1999

NOTE C (CONTINUED)

     6.  USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     7. INTERIM FINANCIAL INFORMATION

         The accompanying balance sheet as of September 30, 2001 and the statements of operations for the nine-months ended September 30, 2001 and cash flows for the nine-months ended September 30, 2001 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 2001, results of operations and cash flows for the nine-months ended September 30, 2001. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the nine-months ended September 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

     8. ADVERTISING COSTS

         The Company expenses advertising costs as incurred, and amounted to approximately $230, $170 and $380 for the periods ended December 31, 2000 and 1999 and September 30, 2001 respectively.

     9. RECENT ACCOUNTING PRONOUNCEMENTS

         In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments." SFAS 133, as amended, is effective in fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in the period of change. The Company believes that the adoption of SFAS 133 will have no impact on our financial position or results of operations.

                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2000 and 1999

NOTE C (CONTINUED)

         In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company's policies on revenue recognition are consistent with this bulletin.

         In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensations - and Interpretations of APB No. 25." FIN 44 clarifies the application of APB 25 for certain issues including: (a) the definition of an employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the definition of the date of granting employee stock options, and (d) the accounting consequences of various modifications to the terms of a previously fixed stock option or award. FIN 44 became effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which became effective after December 15, 1998. The Company has not issued any potentially dilutive securities through September 30, 2001.

         On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142 Goodwill and Tangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows:

         o all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

         o intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

         o goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective September 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

         o effective September 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

         o all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No.144, "Accounting for the Impairment of Disposal of Long-Lived Assets" ("SFAS 144"). This statement is effective for fiscal years beginning after December 15, 2001. This supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," while retaining many of the requirements of such statement.

         Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.


NOTE D - BANK LINE OF CREDIT

         On June 10, 1997, the Company entered into a bank line of credit for maximum borrowings of $100,000. The line of credit was repaid in full and the agreement terminated in March 2001. Interest was payable at prime + 2.5% (12% at December 31, 2000 and 11% at December 31, 1999). All assets of the Company were pledged as collateral for the line of credit. At December 31, 2000 and 1999, the Company had borrowed $0 and $12,418 under its bank line of credit respectively. Harry Kraus served as the guarantor of the line of credit.

                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2000 and 1999

NOTE E - COMMITMENTS AND CONTINGENCIES

     1.  LEASE OBLIGATIONS

     The Company leased office space under various a lease which expired March 2001. Rent expense aggregated approximately $9,600 and $9,500 for the periods ended December 31, 2000 and 1999, respectively.

     The Company does not currently lease office or other space, as the business is operated from the President's home. No rent or additional compensation is paid as part of this arrangement.

2.       LITIGATION

     Periodically, the Company has been subject to legal proceedings and claims which arise in the ordinary course of its business. The Company is not aware of any matters currently outstanding.

3.       PENSION PLAN

     The Company currently has no pension or profit sharing plans in place. Previously, the Company had maintained a SIMPLE-IRA plan for the benefit of its full-time employees. Company contributions to the plan were approximately $3,700 and $7,500 during the years ended December 31, 2000 and 1999 respectively. The plan was discontinued and no contributions were made during 2001. The assets of the Plan were held in accounts for each participant's benefit, and were distributed to each participant when the Plan was discontinued.

                               OJI SURGICAL, INC.
           (a wholly-owned subsidiary of SMT Enterprises Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2000 and 1999

NOTE F - NOTE PAYABLE

The Company financed its vehicle purchase with a note payable, secured by the vehicle. The Company made monthly payments of $764, including interest of 6.9% The final payment was made in October of 2000.

NOTE G - INCOME TAXES

The Company is a cash basis tax payor. The tax expense (benefit) of the Company consists of the following current taxes.

                                2001      2000    1999
                                ----      ----    ----
           Federal             $3,693    $1,227  ($828)
            State               1,687       125     10
                              --------- -------- -------
            Total              $5,380    $1,352  ($818)
                              ========= ======== =======

The Company's effective tax rate for the periods ended September 30, 2001 and December 31, 2000 approximates the statutory rate. The Company's effective tax rate for the year ended December 31, 1999 reflects the reserve of deferred tax assets. Deferred income taxes, resulting from the conversion from the accrual basis to the cash basis, have been fully reserved due to the uncertainty of realization.

NOTE H - SUBSEQUENT EVENTS

1.       SALE OF THE COMPANY

On December 17, 2001 SMT sold the Company to Valesc Inc., a Delaware corporation. Valesc Inc. received 100% of the outstanding stock of the Company in exchange for 266,000 shares of its common stock. The Chief Executive of Valesc Inc. is Jeremy Kraus, a board member of SMT as well as the son of SMT's President and the nephew of the Company's President. In addition, Samuel Cohen is a member of the board of both SMT and Valesc, and serves as the President of Valesc. Several members of the Kraus family are investors in Valesc.

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of Valesc, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (Valesc) are those of the "accounting acquirer" (OJI).

Valesc is a development stage company whose purpose is to acquire medical device sales organizations throughout the country. Valesc had no operations until the completion of this transaction, has limited financing and is in the process of filing a Registration Statement of its common stock with the Securities and Exchange Commission.

2.       EMPLOYMENT CONTRACT

Effective January 1, 2002 and in connection with our acquisition of OJI Surgical, Inc., OJI entered into an employment agreement with its President, Harry Kraus. The agreement provides as follows: (A) an initial term of one year, with automatic one-year renewal terms thereafter; (B) a monthly salary of $10,800; (C) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in OJI's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in OJI's capital stock, owning a controlling interest in OJI's capital stock; and (D) the executive shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors of OJI from time to time.




                        CONDENSED PRO FORMA BALANCE SHEET
                                December, 31 2000

                                                         Valesc Inc.  OJI Surgical,   Pro Forma    Pro Forma
                                                                          Inc.       Adjustment    Combined
                                  Assets
Current Assets
     Cash                                                 $  24,667    $   1,680         --      $  26,347
     Accounts Receivable                                       --         20,682         --         20,682
     Prepaid Expenses and other current assets                 --          1,141         --          1,141
                                                          ---------    ---------    ---------    ---------
Total Current Assets                                         24,667       23,503         --         48,170
Property and equipment, net of accumulated depreciation       1,311       13,874         --         15,184
                                                          ---------    ---------    ---------    ---------
Total Assets                                              $  25,978    $  37,377         --      $  63,355
                                                          =========    =========    =========    =========

                 Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
     Line of Credit Payable                               $    --      $   8,623         --      $   8,623
     Accrued Salary and Related Costs                          --          3,867         --          3,867
     Corporate Taxes Payable                                   --          1,352         --          1,352
     Accounts Payable and accrued expenses                  126,978       31,680         --        158,658
                                                          ---------    ---------    ---------    ---------
Total Liabilities                                           126,978       45,522         --        172,500

                         Shareholders' Equity (Deficit)
Preferred Stock
Common Stock                                                     19        1,000         (973)          46
Additional Paid-In Capital (Deficit)                         92,481         --       (192,527)    (100,046)
Retained Earnings (Accumulated Deficit)                    (193,500)      (9,145)     193,500       (9,145)
                                                          ---------    ---------    ---------    ---------
Total Shareholders' Equity (Deficit)                       (101,000)      (8,145)        --       (109,145)
                                                          ---------    ---------    ---------    ---------

Total Liabilities and Shareholders' Equity (Deficit)      $  25,978    $  37,377         --      $  63,355
                                                          =========    =========    =========    =========


(1) To close the Valesc retained earnings (accumulated deficit) as OJI Surgical is considered the "accounting acquirer" and to properly display the par value of shares of Valesc issued to SMT Enterprises in the purchase transaction.



 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.




                        CONDENSED PRO FORMA BALANCE SHEET
                         September, 30 2001 (unaudited)

                                                           Valesc Inc.   OJI Surgical,    Pro Forma      Pro Forma
                                                                             Inc.        Adjustment      Combined
                                  Assets
Current Assets
     Cash                                                   $    41,385    $    15,050          --      $    56,435
     Accounts Receivable                                           --           13,904          --           13,904
                                                            -----------    -----------   -----------    -----------
Total Current Assets                                             41,385         28,954          --           70,339
Property and equipment, net of accumulated depreciation             775         11,641          --           12,416
Deferred Financing Costs, net of accumulated amortization        35,566           --            --           35,566
                                                            ===========    ===========   ===========    ===========
Total Assets                                                $    77,726    $    40,595          --      $   118,321
                                                            ===========    ===========   ===========    ===========

                 Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
     Accrued Salary and Related Costs                         $  77,019    $    10,956          --        $  87,975
     Corporate Taxes Payable                                       --            6,732          --            6,732
     Accounts Payable                                           251,484         11,234          --          262,718
     Accrued Expenses                                           229,161           --            --          229,161
                                                            -----------    -----------   -----------    -----------
Current Liabilities                                             557,664         28,922          --          586,586

Notes Payable                                                    72,727          --             --           72,727
                                                            -----------    -----------   -----------    -----------
Total Liabilities                                               630,391         28,922          --          659,313

                         Shareholders' Equity (Deficit)
Common Stock                                                         47          1,000          (973)            74
Additional Paid-In Capital                                      501,520           --      (1,053,259)      (551,739)
Retained Earnings (Accumulated Deficit)                      (1,054,232)        10,673    (1,054,232)        10,673
                                                            -----------    -----------   -----------    -----------
Total Shareholders' Equity (Deficit)                           (552,665)        11,673          --         (540,992)
                                                            -----------    -----------   -----------    -----------

Total Liabilities and Shareholders' Equity                  $    77,726    $    40,595          --      $   118,687
                                                            ===========    ===========   ===========    ===========


(1) To close the Valesc retained earnings (accumulated deficit) as OJI Surgical is considered the "accounting acquirer" and to properly display the par value of shares of Valesc issued to SMT Enterprises in the purchase transaction.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.




                      CONDENSED PRO FORMA INCOME STATEMENT
                      For the Year Ending December 31, 2000

                                                 Valesc Inc.   OJI Surgical,    Pro Forma      Pro Forma
                                                                   Inc.        Adjustment      Combined



Revenues                                         $      --      $   480,690            --      $   480,690
Cost of revenues                                        --           99,315            --           99,315
                                                 -----------    -----------    ------------    -----------

Gross Profit                                     $      --      $   381,375            --      $   381,375

Operating Expenses
     Selling, General & Administrative Expenses      193,500        388,808            --          582,308
                                                 -----------    -----------    ------------    -----------

Income (Loss) from Operations                       (193,500)        (7,433)           --         (200,933)

Income Tax Expense                                      --            1,352            --            1,352
                                                 -----------    -----------    ------------    -----------
Net Income (Loss)                                $  (193,500)   $    (8,785)           --      $  (202,285)
                                                 ===========    ===========    ============    ===========
Net Income (Loss) per Share                      $     (0.02)                          --      $     (0.02)
                                                 ===========                                   ===========
Weighted Average Shares Outstanding                8,690,008                           --        8,916,008







THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.




                      CONDENSED PRO FORMA INCOME STATEMENT
                  For the nine-months ended September 30, 2001

                                                  Valesc Inc.   OJI Surgical,    Pro Forma      Pro Forma
                                                                   Inc.          Adjustment     Combined




Revenues                                         $      --      $   202,665            --      $   202,665
Cost of revenues                                        --           11,939            --           11,939
                                                 -----------    -----------   -------------    -----------

Gross Profit                                     $      --      $   190,726            --      $   190,726

Operating Expenses
     Merger Expense                                   75,000           --              --           75,000
     Equity based compensation expense               140,830           --              --          140,830
     Selling, General & Administrative Expenses      612,174        165,528            --          777,702
                                                 -----------    -----------   -------------    -----------
Total Expenses                                       828,004        165,528            --          993,532
                                                 -----------    -----------   -------------    -----------

Income (Loss) from Operations                       (828,004)        25,198            --         (802,806)

Interest expense                                      32,728           --              --           32,728

Income Tax Expense                                      --            5,380            --            5,380
                                                 -----------    -----------   -------------    -----------
Net Income (Loss)                                $  (860,732)   $    19,818            --      $  (840,914)
                                                 ===========    ===========   =============    ===========
Net Income (Loss) per Share                      $     (0.09)                          --      $     (0.09)

Weighted Average Shares Outstanding                9,090,599                           --        9,356,599







THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     NOTES TO PRO FORMA FINANCIAL STATEMENTS



Note A - Description of Business

1. Description of Business Entities

Valesc Inc., a New Jersey corporation (Valesc NJ) was incorporated on October 24, 2000 and at the date of inception was owned 100% by Atlas Holdings Inc. On March 21, 2001, Valesc NJ executed a 2:1 stock split. Atlas Holdings is owned 50% by Jeremy Kraus, Valesc's Chairman and CEO, 25% by Samuel Cohen, the Company's President and Director and 12.5% by Garrett Miller, the Company's Vice President and Director.

Founded as an Oregon corporation in 1991, OJI Surgical, Inc. ("OJI") is a manufacturer's representative for medical devices and health care products, primarily in the orthopedic field. The company serves customers in the Pacific Northwest of the US from its Portland, Oregon base.

In 1999, OJI was purchased from its Harry Kraus, its current President, founder and then sole shareholder by SMT Enterprises, Inc. (SMT) a Delaware company. SMT received 100% of the outstanding stock of the Company in exchange for 32% of its outstanding stock. Edward Kraus, the brother of Harry Kraus is the President of SMT and Robert Kraus, Harry Kraus's brother and Jeremy Kraus, Harry Kraus's nephew are also members of the board of SMT.

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of SMT, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (SMT) are those of the "accounting acquirer" (OJI).

Cost associated with merger were expensed as incurred.


2. Description of Purchase of OJI Surgical by Valesc Inc.

On December 17, 2001 SMT sold OJI to Valesc Inc., a Delaware corporation. Valesc Inc. received 100% of the outstanding stock of the Company in exchange for 266,000 shares of its common stock. The Chief Executive of Valesc Inc. is Jeremy Kraus, a board member of SMT as well as the son of SMT's President and the nephew of OJI's President. In addition, Samuel Cohen is a member of the board of both SMT and Valesc, and serves as the President of Valesc. Several members of the Kraus family are investors in Valesc.

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of Valesc, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (Valesc) are those of the "accounting acquirer" (OJI). Earnings
(loss) per share ("EPS") are calculated to reflect the Company's change in capital structure for all periods presented.

3. Description of Merger of Valesc Inc. and NetCentral

On March 22, 2001, Valesc NJ was acquired by NetCentral (the "Merger") for 8,964,008 shares of Common Stock, which we exchanged on a 1-for-1 basis with Valesc NJ stock. Simultaneously therewith, the Directors of NetCentral resigned, and the Company was renamed "Valesc Inc." (the "Company"). After the Merger, Atlas Holdings Inc. owned 8,458,008 or 86.49% of the outstanding common stock of the Company.

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Valesc NJ for the net monetary assets of NetCentral, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (NetCentral) are those of the "accounting acquirer" (Valesc
NJ). Earnings (loss) per share ("EPS") are calculated to reflect the Company's change in capital structure for all periods presented.

Costs associated with the merger amounting to a $75,000 fee paid to the founder of NetCentral, were expensed as incurred.

4. Description of Business Plan

During the next twelve months, we intend to devote our time and resources to the growth of our medical device sales business. We currently sell a variety of medical products, including replacement joints and surgical implements and tools, for use in the orthopedic care and surgical area. We intend to expand our sales of these products in three ways: (i) increased penetration in market areas already covered, (ii) the addition of sales personnel to expand our geographic coverage and (iii) the addition of new product lines.

In order for our expansion to be successful, we will need to greatly expand our administrative capabilities and our sales force. We intend to invest approximately $100,000 in the purchase, customization and installation of accounting and back-office software to enable us to manage a larger number of transactions, customers and suppliers without substantially increasing our administrative staff. We also expect to incur significant expenses for hiring additional sales people. In addition to normal hiring costs, manufacturers' representatives generally "sponsor" new sales people for a period of up to one year during which the company subsidizes the employee's wages until they have built a sufficient customer base to support themselves solely on a commission basis. We cannot predict these additional costs at this time, but they may represent a substantial amount relative to our current costs.

We will need significant new financing in order to fund these expansion plans. Although we expect additional costs to be offset by increased revenues, we cannot be certain whether increases in revenues will occur and whether any such increases will offset costs.


Note B - Basis of Presentation

The following Pro Forma Condensed Balance Sheet and income statement have been prepared based upon the historical audited financial statements of Valesc Inc. and OJI Surgical, Inc. as of December 31, 2000 and for the period ended December 31, 2000 respectively and gives effect to the merger of two companies, showing OJI as the "accounting acquirer."

The following Pro Forma Condensed financial information are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of June 2, 2000 nor to they purport to indicate the results of Valesc's future operations. Furthermore, the pro forma results do not give effects to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the companies.

Note C - Liquidity and Going Concern

The accompanying financial statements of Valesc have been prepared assuming Valesc will continue as a going concern. No adjustment has been made for this uncertainty. Valesc has invested a significant amount of its effort and cash in the development of its business plan. As of December 31, 2000 Valesc has an accumulated deficit of approximately ($193,000). For the period ended December 31, 2000, Valesc has net losses of approximately ($193,000), and generated negative cash flows from operations of ($66,000). This trend is expected to continue for the remainder of 2001. Valesc will be required to seek external financing to continue developing its business plan and to consummate planned acquisitions.

Management's plans with respect to liquidity issues include the following:

     o Valesc has obtained an equity line of credit which provides a financing vehicle for the Company
     o Valesc is in the process of completing the registration of its common stock, which would allow it to commence drawing on the equity line of credit
     o    Expand OJI
     o Raise additional funding though the sale of debt and equity instruments to fund activities
     o From January through September 2001, Valesc received proceeds from the issuance of debt and common stock of $250,000

To date Valesc has supported its activities through debt and equity investments. Management plans to continue to seek the funding required to finance operations as Valesc commences its business plan of locating suitable acquisition targets and consummating transactions to acquire such companies. Failure to find additional financing, create a public market for its stock, and consummate acquisition agreements could negatively impact Valesc's ability to continue as a going concern.

Note D - Accounting Policies

Earnings (Loss) Per Share

Pro Forma earnings (loss) per share gives effect to the 266,000 shares of Valesc stock issued in the merger transaction, as if the shares were issued at the beginning of all periods presented.

Basic loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the loss for the period by the weighted number of common shares adjusted for the dilutive effect of any potential common shares issuable during the period. The amount of options or warrants not considered in the loss per share calculation because their effect was antidilutive was 0 and 1,327,000 for the periods ended December 31, 2000 and September 30, 2001, respectively. Earnings (loss) per share are calculated to present the change in capital structure for all periods presented.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to our Restated Certificate of Incorporation and our By-Laws, we are authorized to indemnify and hold harmless any person who was or is our director, officer, employee or agent, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was our director, officer, employee or agent, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law ("GCL"). Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Pursuant to our By-Laws, in derivative actions, indemnification is not permitted in the event that our director, officer, employee or agent is adjudged liable to us unless, and only to the extent that, the Delaware Court of Chancery or the court in which the action was brought so determines.

           Our Restated Certificate of Incorporation also permits us to indemnify our directors except in the event of (i) a breach of the duty of loyalty to us or our stockholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the GCL, relating to unlawful stock purchases, redemptions, or payment of dividends, or (iv) a transaction from which the director derived an improper personal benefit.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of this offering are estimated as follows:

           Attorneys Fees                                               $95,000
           Accountants Fees                                             $40,000
           Registration Fees                                            $ 1,660
           Blue Sky Fees (including counsel fees)                       $ 4,000
           Transfer Agent Fees                                          $ 1,000
           Printing                                                     $ 3,000
           Advertising                                                  $     0
           Other Expenses                                               $ 2,500
                                                                       --------
                                         Total                         $147,160


           No fees or expenses are being paid by any of Swartz, the Warrant Investors and the Selling Investors. We presently do not have any directors and officers liability insurance.

RECENT SALES OF UNREGISTERED SECURITIES

           In connection with our formation on June 2, 2000, we issued a total of 5,000,000 unregistered shares of common stock to DotCom Internet Ventures Ltd. for services rendered by DotCom Internet Ventures to us, which amount was split on a 277,237 for 5,000,000 basis in March 2001. William Tay, our sole officer, director and shareholder from the time of formation until the March 22, 2001 merger, was the sole director, controlling shareholder and president of DotCom Internet Ventures. We relied upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for this transaction.

           In connection with loans provided to us during the period from March 22, 2001 through August 2001, we issued warrants to the Warrant Investors for the purchase of up to 429,000 shares of common stock. The terms of each loan transaction are set forth in "SELLING STOCKHOLDERS--WARRANT INVESTORS." Each such transaction was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Warrant Investors was an accredited investor.

           In connection with investments in us and the exchange of Valesc NJ shares in connection with the merger, we issued unregistered shares of common stock to the Selling Investors. The terms of each sale are set forth in "SELLING STOCKHOLDERS-- SELLING INVESTORS." Each such sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Selling Investors was an accredited investor.

           On March 22, 2001, we issued 8,458,008 shares of common stock to Atlas Holdings Inc. pursuant to a Merger Agreement dated March 2, 2001 between Valesc NJ and NetCentral. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Atlas Holdings was an accredited investor. Jeremy Kraus, our Chairman and Chief Executive Officer, Samuel Cohen, our President, and Garrett Miller, our Vice President, own 50%, 25% and 12.5%, respectively, of Atlas Holdings.

           On December 17, 2001, we issued 266,000 shares of common stock to SMT Enterprises Corporation ("SMT") pursuant to a Share Purchase Agreement dated December 3, 2001 between us, SMT and OJI Surgical, Inc. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that SMT was an accredited investor. Jeremy Kraus, our Chairman and Chief Executive Officer, Samuel Cohen, our President, and Garrett Miller, our Vice President, own 8.5%, 4.25% and 2.12%, respectively, of SMT through Atlas Holdings Inc.

         On September 17, 2001, we sold 15,000 shares of our common stock to Virginia Linde at $.33 per share. The sale was accomplished in reliance upon
Section 4(2) of the Securities Act. The facts relied upon for exemption are that Ms. Linde was an accredited investor.

         On October 24, 2001, we sold 75,000 shares of our common stock to Carpenter Dewey at $.33 per share. The sale was accomplished in reliance upon
Section 4(2) of the Securities Act. The facts relied upon for exemption are that Mr. Dewey was an accredited investor.

         On October 3, 2001, Harry Kraus loaned us $25,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.33 per share, exercisable until October 3, 2003. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Mr. Kraus was an accredited investor.

           On January 1, 2002, we issued options for the purchase of 50,000 shares of our common stock to Hecht & Associates, P.C. The options are exercisable until January 1, 2007. One half of the options vest upon the filing of Amendment No. 1 to this Registration Statement and the remaining one half vest 10 days after the date on which our shares begin trading. The options are exercisable at $.333 per share, subject to downward adjustment based upon the average trading price for the 10 days after the date on which our shares begin trading. The issuance of the options was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Hecht & Associates, P.C. was an accredited investor.

UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby further undertakes:

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plano, State of Texas on January 10, 2002.

                                         VALESC INC.


                                         By: /S/ JEREMY KRAUS
                                         --------------------
                                         Jeremy Kraus
                                         Chairman and Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/S/ SAMUEL COHEN
---------------------------------                      January 10, 2002
Samuel Cohen
Director and President
(chief financial and accounting officer)




/S/ GARRETT MILLER
---------------------------------                      January 10, 2002
Garrett Miller
Director and Vice President

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


           Index of exhibits required by Item 601 of Regulation S-B:

           2.1 Merger Agreement dated as of March 21, 2001 between Valesc Inc. and NetCentral Capital Fund, Inc. (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           2.2 Share Purchase Agreement dated December 3, 2001 between Valesc Inc., SMT Enterprises Corporation and OJI Surgical, Inc. for the acquisition of OJI by Valesc (filed as part of our Form 8-K filed on December 21, 2001 and incorporated herein by reference);

           3.1 Amended and Restated Certificate of Incorporation (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           3.2 Amended and Restated By-Laws (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           4.1 Second Amended and Restated Investment Agreement dated September 26, 2001, between the Company and Swartz Private Equity, L.L.C.;*

           4.2 Amended Commitment Warrant to Purchase Common Stock between Valesc Inc. and Swartz Private Equity, L.L.C. with an issue date of April 24, 2001;*

           4.3 Amended and Restated Registration Rights Agreement between Valesc Inc. and Swartz Private Equity, L.L.C., dated as of September 26, 2001;*

           5.1    Opinion of Hecht & Associates, PC, regarding legality;*

           10.1 2001 Stock Option Plan (filed as part of our Form S-8 filed April 6, 2001 and incorporated herein by reference);

           10.2 Amended and Restated Employment Agreement between Valesc Inc. and Jeremy Kraus dated January 1, 2002;

           10.3 Amended and Restated Employment Agreement between Valesc Inc. and Samuel Cohen dated January 1, 2002;

           10.4 Amended and Restated Employment Agreement between Valesc Inc. and Garrett Miller dated January 1, 2002;

           10.5 Amended and Restated Employment Agreement between OJI Surgical, Inc. and Harry Kraus dated January 1, 2002;

           10.6 Manufacturer's Representative Agreement dated June 1, 1996, as amended, between OJI Surgical, Inc., and Acumed, Inc.

           10.7 Sales Representative Agreement dated July 1, 2000, between Harry Kraus, as representative, and Smith & Nephew, Inc.

           10.8 Sales Representative Agreement dated July 2, 2000, between Harry Kraus, as representative, and Smith & Nephew Orthopaedics.

           23.1   Consent of counsel to the use of the opinion annexed at
                  Exhibit 5.1 is contained in the opinion;

           23.2 Consent of Certified Public Accountants for use of their report;

           23.3 Consent of Certified Public Accountants for use of their report;

           * Previously filed with this Registration Statement on Form SB-2 filed on September 27, 2001.